Exhibit 3.1

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SEVENTH AMENDED AND RESTATED

MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

SEA LIMITED

(adopted by a special resolution dated April 8, 2017

and became effective as of April 8, 2017)

SEVENTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

SEA LIMITED

(adopted by a special resolution dated April 8, 2017

and became effective as of April 8, 2017)

1.	The name of the Company is Sea Limited.

2.	The registered office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2016 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

5.	The share capital of the Company is US$336,250.00 divided into: (i) 586,163,970 Ordinary Shares of a par value of US$0.0005 each, (ii) 10,000,000 Seed Preferred Shares of a par value of US$0.0005 each, (iii) 62,500,000 Series A Preference Shares of a par value of US$0.0005 each, and (iv) 13,836,030 Series B Preference Shares of a par value of US$0.0005 each.

6.	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SEVENTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

SEA LIMITED

(adopted by a special resolution dated April 8, 2017

and became effective as of April 8, 2017)

1.	In these Articles Table A in the Schedule to the Act does not apply and, unless there is any matter in the subject or context inconsistent therewith,

“Act”	means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force.

“Affiliate”	means in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Articles”	means these seventh amended and restated Articles of Association as altered from time to time in accordance with these Articles.

“Assistance to Sale”	means the right of General Atlantic, Super Class, Kuok, OTPP, Keytone, Ponorogo and Seatown to require the Company to assist the shareholders in a sale of the securities of the Company pursuant to Clause 10.9 of the Investors’ Rights Agreement.

“Auditors”	means the persons for the time being performing the duties of auditors of the Company.

“Award”	means an award with respect to Ordinary Shares granted under the Employee Option Plan.

“Award Agreement”	means an award agreement by and between the Company and each Participant, evidencing the Award granted by the Company to such Participant as to certain number of Ordinary Shares.

“Board”	means the Board of Directors of the Company.

“Business Day”	means a day (other than Saturdays, Sundays or statutory holidays) on which banks generally are open to the public for business in New York, the Canadian province of Ontario, Singapore, Malaysia, Hong Kong and the People’s Republic of China.

“Closing Date”	bears the meaning as ascribed to it under the Seatown Share Subscription Agreement.

“Company”	means the above-named Company.

“Control”	with respect to any Person means having the ability to direct the management and affairs of such Person, whether through the ownership of voting securities or by contract, and such ability shall be deemed to exist when any Person holds a majority of the outstanding voting securities, or the economic rights and benefits, of such Person.

“debenture”	means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Directors”	means the directors for the time being of the Company.

“Employee Option Plan”	means the Share Incentive Plan established by the Company on September 30, 2009, as amended.

“Exercise Agreement”	means, with respect to any option to purchase Ordinary Shares granted under the Employee Option Plan, the option exercise and ordinary share purchase agreement (stating the number of Ordinary Shares to be purchased by the Participant pursuant to such option) in substantially the form attached to the option award agreement by and between the Company and each Participant evidencing such option as Exhibit A or such other form as the administrator of the Employee Option Plan may require from time to time.

“Existing Shareholder”	means any of the persons set forth in the Schedule of Existing Shareholders.

“Financial Year”	means a financial period of the Company commencing on January 1 and ending on December 31.

“General Atlantic”	means General Atlantic Singapore Fund Pte. Ltd., a Singapore company, and, to the extent applicable as pursuant to Section 6.1 of the Investors’ Rights Agreement, its assignees that have executed an adherence agreement in accordance with the Investors’ Rights Agreement.

“General Atlantic Ordinary Shares”	means the Ordinary Shares purchased by General Atlantic pursuant to the General Atlantic Share Purchase Agreement.

“General Atlantic Share Purchase Agreement”	means that certain Share Subscription Agreement, dated as of April 15, 2014, by and among the Company, General Atlantic and other parties named therein.

“Group”	means the Company and its Subsidiaries and any other Person (except individuals) Controlled by the Company.

“Group Company”	means any member of the Group, as the context requires and/or allows.

“IFRS”	means the international financial reporting standards promulgated by the International Accounting Standards Board from time to time, which include International Accounting Standards and their interpretations.

“Investors’ Rights Agreement”	means the fifth amended and restated investors’ rights agreement entered into between Tencent Limited, General Atlantic, Super Class, Kuok, OTPP, Keytone, Ponorogo, Seatown, the Company and certain other parties named thereto, dated on or about the date of adoption of these Articles as set forth above.

“Irrevocable Proxy”	means a proxy granted by a Member to a person (the Irrevocable Proxy Holder) which is expressly stated to be irrevocable except with the consent of the Irrevocable Proxy Holder in accordance with the terms of such proxy.

“Key Shareholder”	means any of Li Xiaodong, Ye Gang, Mai Thanh Binh, and David Chen Jingye.

“Keytone”	means, collectively, Keytone Ventures, L.P. and Keytone Ventures II, L.P., each an exempted limited partnership established in the Cayman Islands, and, to the extent applicable as pursuant to Section 6.1 of the Investors’ Rights Agreement, its assignees that have executed an adherence agreement in accordance with the Investors’ Rights Agreement.

“Keytone Ordinary Shares”	means the Ordinary Shares purchased by Keytone pursuant to the Keytone Share Purchase Agreement.

“Keytone Share Purchase Agreement”	means that certain share subscription agreement, dated as of February 5, 2015, by and among the Company, Keytone and certain other parties thereto.

“Kuok”	means Paxton Ventures Limited, a company limited by shares incorporated in the British Virgin Islands, and, to the extent applicable as pursuant to Section 6.1 of the Investors’ Rights Agreement, its assignees that have executed an adherence agreement in accordance with the Investors’ Rights Agreement.

“Kuok Ordinary Shares”	means the Ordinary Shares purchased by Kuok pursuant to the Kuok Share Purchase Agreement.

“Kuok Share Purchase Agreement”	means that certain share subscription agreement, dated as of February 5, 2015, by and between the Company and Kuok.

“Liquidation Event”	means (i) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (ii) any merger or consolidation, scheme of arrangement or other similar transaction (including, without limitation, an acquisition of the Company by way of a share acquisition), of the Company or any of its Subsidiaries with or into another entity outside the Group, where such merger or consolidation, scheme of arrangement or other similar transaction (including, without limitation, an acquisition of the Company by way of a share acquisition) results in a change of Control of the Company, (iii) the sale, license or lease of all or substantially all of the Company’s and/or its Subsidiary’s assets in one transaction or a series of related transactions, or (iv) the sale (or exclusive license) of all or substantially all of the Company’s intellectual property (each of (ii), (iii) or (iv), a Deemed Liquidation).

“Member”	bears the meaning as ascribed to it in the Act.

“month”	means calendar month.

“Non-Voting Ordinary Share”	means an Ordinary Share designated by the Board as a Non-Voting Ordinary Share, having the rights attaching to it set out herein.

“Ordinary Shares”	means ordinary shares with a par value of $0.0005 each in the share capital of the Company.

“OTPP”	means Classroom Investments Inc., a company incorporated in the Province of Ontario, Canada, and, to the extent applicable as pursuant to Section 6.1 of the Investors’ Rights Agreement, its assignees that have executed an adherence agreement in accordance with the Investors’ Rights Agreement.

“OTPP Ordinary Shares”	means the Ordinary Shares purchased by OTPP pursuant to the OTPP Share Subscription Agreement and the OTPP Share Purchase Agreements.

“OTPP Share Purchase Agreements”	means, collectively, certain share purchase agreements, dated as of February 5, 2015, by and between OTPP and respectively each of certain shareholders of the Company.

“OTPP Share Subscription Agreement”	means that certain share subscription agreement, dated as of February 5, 2015, by and among the Company, OTPP and certain other parties thereto.

“paid-up”	means paid-up and/or credited as paid-up.

“Participant”	means any eligible person who has been granted and holds an award under the Employee Option Plan.

“Person”	means any corporation, company, partnership, limited liability company, other business organization or entity and any individual.

“Ponorogo”	means Ponorogo Investments Limited, a wholly owned subsidiary of Khazanah Nasional Berhad established in Labuan, Malaysia.

“Ponorogo Share Subscription Agreement”	means that certain share subscription agreement dated as of March 23, 2016 by and among the Company, Ponorogo and certain other parties thereto.

“Preference Shares”	means the Series A Preference Shares and the Series B Preference Shares.

“Qualified Public Offering”	means the closing of the Company’s first public offering underwritten on a firm commitment basis of the Company’s Ordinary Shares (and the listing of such Ordinary Shares) on a reputable international stock exchange (including without limitation the New York Stock Exchange, the main board of the Hong Kong Stock Exchange, NASDAQ Global Market, and the Singapore Exchange SGX) or any other stock exchange approved by the Board (including the affirmative vote by the Tencent Director) at a public offering price of at least three (3) times the purchase price of the Series A Preference Shares with gross offering proceeds being no less than $40 million.

“registered office”	means the registered office for the time being of the Company.

“Restricted Party”	means a person (including any individual, entity or government) that is: (i) listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List; (ii) located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organised under the laws of a country that is the target of country-wide Sanctions Regulations or territory that is the target of country-wide Sanctions Regulations; or (iii) otherwise a target of Sanctions Regulations signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

“Sanctions List”	means the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the US Department of Treasury, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by Her Majesty’s Treasury, or any similar list maintained by, or public announcement of Sanctions Regulations designation made by, any of the Sanctions Authorities.

“Sanctions Regulations”	means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by (i) the United States government; (ii) the United Nations; (iii) the European Union (iv) the United Kingdom; or (v) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury, the United States Department of State, and Her Majesty’s Treasury (collectively Sanctions Authorities).

“Schedule of Existing Shareholders”	means the schedule of Existing Shareholders and their addresses for notices dated April 8, 2017 delivered by the Company to the other Parties to the Investors’ Rights Agreement simultaneously with the signing of the Investors’ Rights Agreement.

“Schedule of Prohibited Transferees”	means the schedule of certain prohibited transferees dated April 8, 2017 delivered by the Company to the other Parties to the Investors’ Rights Agreement simultaneously with the signing of the Investors’ Rights Agreement.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Seatown”	means SeaTown Lionfish Pte. Ltd., a company established in Singapore, and, to the extent applicable as pursuant to Section 6.1 of the Investors’ Rights Agreement, its assignees that have executed an adherence agreement in accordance with the Investors’ Rights Agreement.

“Seatown Share Subscription Agreement”	means that certain share subscription agreement dated as of August 18, 2016 by and among the Company, Seatown and certain other parties thereto.

“Secretary”	includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Seed Preferred Original Purchase Price”	means $0.05 per Seed Preferred Share.

“Seed Preferred Shares”	means the Seed Preferred Shares of par value $0.0005 each in the share capital of the Company.

“Series A Preference Conversion Price”	means the Series A Preference Share Purchase Price subject to any adjustment as set forth in Article 15.

“Series A Preference Share Purchase Price”	means $0.16 per Series A Preference Share.

“Series A Preference Shares”	means the Series A Preference Shares of par value $0.0005 each in the share capital of the Company.

“Series B Preference Conversion Price”	means the Series B Preference Share Purchase Price subject to any adjustment as set forth in Article 15.

“Series B Preference Share Purchase Price”	means $14.455 per Series B Preference Share.

“Series B Preference Shares”	means Series B Preference Shares of par value $0.0005 each in the share capital of the Company.

“Share”	means an Ordinary Share, a Seed Preferred Share, a Series A Preference Share or a Series B Preference Share, as the context may be, and includes a fraction of a share.

“Special Resolution”	means a resolution of a general meeting passed by Members holding at least a seventy-five percent (75%) majority of the Shares (on an as-converted basis) of all the Members entitled to vote thereat, or as the case may be, a resolution of a general meeting of Members holding a certain class of Shares passed by Members holding at least a seventy-five percent (75%) majority of the shares of that class (on an as-converted basis), as described in detail under Article 18 of these Articles.

“Subsidiary”	means with respect to any subject entity (the “subject entity”), (i) any company, partnership or other Person (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such entity are owned or controlled directly or indirectly by the subject entity or through one or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with IFRS, or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another Subsidiary.

“Super Class”	means Super Class Ventures Limited, a company limited by shares incorporated in the British Virgin Islands, and, to the extent applicable as pursuant to Section 6.1 of the Investors’ Rights Agreement, its assignees that have executed an adherence agreement in accordance with the Investors’ Rights Agreement.

“Super Class Group”	means collectively: (a) Kuok Group as defined in the Super Class Share Purchase Agreement; (b) Mr. Bryan Pallop Gaw; and (c) HPRY Holdings Limited and its Affiliates.

“Super Class Ordinary Shares”	means the Ordinary Shares purchased by Super Class pursuant to the Super Class Share Purchase Agreement.

“Super Class Share Purchase Agreement”	means that certain share purchase agreement dated, as of April 15, 2014, by and among Super Class and other parties named therein.

“Tencent”	means, collectively, Tencent Limited, Tencent Growthfund and their respective Affiliates.

“Tencent Growthfund”	Tencent Growthfund Limited, a Cayman Islands company.

“Tencent Limited”	means Tencent Limited, a British Virgin Islands company.

“Tencent Ordinary Shares”	means the Ordinary Shares purchased by Tencent Limited pursuant to the Tencent Share Purchase Agreements.

“Tencent 2010 Share Purchase Agreement”	means that certain share purchase agreement, dated as of March 15, 2010, by and among the Company, Mr. Li Xiaodong, Tencent Limited and other parties named therein.

“Tencent 2014 Share Purchase Agreement”	means that certain share subscription agreement, dated as of April 15, 2014, by and among the Company, Tencent Limited and other parties named therein.

“Tencent 2015 Share Purchase Agreement”	means that certain share subscription agreement, dated as of February 5, 2015, by and among the Company, Tencent Limited and certain other parties thereto.

“Tencent 2016 Share Purchase Agreement”	means that certain share subscription agreement dated as of March 23, 2016 by and among the Company, Tencent Limited and certain other parties thereto.

“Tencent Share Purchase Agreements”	means the Tencent 2010 Share Purchase Agreement, the Tencent 2014 Share Purchase Agreement, the Tencent 2015 Share Purchase Agreement and the Tencent 2016 Share Purchase Agreement.

“Transfer”	means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of a security or of any rights.

“Voting Ordinary Share”	means an Ordinary Share designated by the Board as a Voting Ordinary Share, having the rights attaching to it set out herein.

“written” and “in writing”	include all modes of representing or reproducing words in visible form.

“$ or Dollar”	means the United States dollar, the lawful currency of the United States of America.

2.	In these Articles:

(a)	references to a company include references to any body corporate or entity with legal person status or any unincorporated body of Persons without legal person status;

(b)	references to law or laws include references to regulations and regulatory requirements, modified or re-enacted from time to time;

(c)	words in the singular include the plural, and vice versa; and

(d)	words importing any gender include all genders.

3.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that part only of the shares may have been allotted.

4.	If at any time and for so long as the Company has a single Member, all the provisions of these Articles shall (in the absence of any express provision to the contrary) apply with such modification as may be necessary in relation to a Company with a single Member.

CERTIFICATES FOR SHARES

5.	Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorise certificates to be issued with the seal and authorised signature(s) affixed by some method or system of mechanical process.

6.	Notwithstanding Article 5 of these Articles, if a share certificate is defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar ($1.00) or such less sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

SHARE CAPITAL AND ISSUE OF SHARES

7.	The authorised share capital of the Company at the date of adoption of these Articles is $336,250.00, divided into:

(a)	586,163,970 Ordinary Shares of par value $0.0005 each;

(b)	62,500,000 Series A Preference Shares of par value $0.0005 each;

(c)	13,836,030 Series B Preference Shares of par value $0.0005 each; and

(d)	10,000,000 Seed Preferred Shares of par value $0.0005 each.

Subject to the Investors’ Rights Agreement, the Ordinary Shares may be allotted and issued from time to time in one or more series, as determined by the Board. The Ordinary Shares may be designated by the Board as Non-Voting Ordinary Shares or Voting Ordinary Shares prior to their allotment and issue, provided always that any Ordinary Shares which are classified and held by the Company as treasury shares may be re-designated by the Board at any time prior to such treasury shares being transferred to any person. All Ordinary Shares not specifically designated by the Board as Non-Voting Ordinary Shares shall be deemed to be specifically designated by the Board as Voting Ordinary Shares. In the event that any Preference Share or Seed Preferred Share shall be converted pursuant to Article 14 hereof, the Shares so converted shall be cancelled and shall not be re-issuable by the Company. Further, any Preference Share or Seed Preferred Share acquired by the Company by reason of redemption, repurchase, conversion or otherwise shall be cancelled and shall not be re-issuable by the Company.

8.	Subject to the terms of the Investors’ Rights Agreement, the provisions, if any, in the Memorandum of Association, and the other provisions of these Articles, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper. The Company shall not issue shares in bearer form.

9.	Issue of Shares

(a)	The Company shall not sell or issue any Shares, or other securities convertible into or exchangeable for Shares, or options, warrants or rights carrying any rights to purchase Shares, or any debt securities (the Offered Securities) unless the Company first submits written notice (the Pre-emptive Rights Notice) to the holders of Preference Shares, Tencent Ordinary Shares, General Atlantic Ordinary Shares, Super Class Ordinary Shares, Kuok Ordinary Shares, OTPP Ordinary Shares and Keytone Ordinary Shares (collectively, the Preferred Holders) identifying the terms of the proposed sale (including price, number or aggregate principal amount of securities and all other material terms), and offers to each Preferred Holder the opportunity to purchase its Pro Rata Allotment (as hereinafter defined) of the Offered Securities, on terms and conditions, including price, not less favorable than those on which the Company proposes to sell such Offered Securities to a third party or parties.

(b)	(i) Upon receipt of the Pre-emptive Rights Notice, each Preferred Holder may elect to subscribe for, at the price and upon the terms specified in the Pre-emptive Rights Notice, up to a portion of the Offered Securities which equals such Preferred Holder’s Pro-Rata Allotment of securities. The election will be exercisable by written notice (the Exercise Notice) given to the Company by the twentieth (20th) day after delivery of the Pre-emptive Rights Notice.

(ii) Failure of any Preferred Holder to provide an Exercise Notice within the twenty (20) day period set forth under Article 9(b)(i) shall be deemed to constitute a notification to the Company of such Preferred Holder’s decision not to exercise the pre-emptive right to purchase any Offered Securities under Article 9(b)(i).

(iii) If (A) any Preferred Holder fails to exercise the pre-emptive right to purchase its full Pro-Rata Allotment of the Offered Securities, (B) OTPP exercises the pre-emptive right to purchase its full Pro-Rata Allotment of the Offered Securities, and (C) immediately prior to the proposed issuance of the Offered Securities, OTPP holds no more than ten percent (10%) of the Ordinary Shares of the Company (calculated on an as-converted and fully-diluted basis), the Company shall deliver a written notice thereof to OTPP (the OTPP Over-allotment Notice) and OTPP shall have an additional right to purchase all or a portion of such remaining Offered Securities not purchased by the other Preferred Holder(s) on the same terms and conditions as specified in the Pre-Emptive Rights Notice (other than as to the date of expiry of such offer) by delivering a written notice (the OTPP Over-allotment Exercise Notice) to the Company within ten (10) days following the receipt of the OTPP Over-allotment Notice.

(iv) Failure of OTPP to provide an OTPP Over-allotment Exercise Notice within the ten (10) day period set forth under Article 9(b)(iii) shall be deemed to constitute a notification to the Company of OTPP’s decision not to exercise the over-allotment right under Article 9(b)(iii) to purchase any Offered Securities not purchased by the other Preferred Holder(s).

(c)	If any Offered Securities pursuant to Articles 9(a) and 9(b) above are not purchased pursuant to such offer(s), the remaining Offered Securities may be sold by the Company to other third parties, but only on the terms and conditions not more favorable than those set forth in the Pre-emptive Rights Notice or the OTPP Over-allotment Notice (as the case may be), at any time within one hundred and twenty (120) days following the expiration of the twenty (20) day period set forth under Articles 9(b)(i) and 9(b)(ii) or within one hundred and twenty (120) days following the expiration of the ten (10) day period set forth under Articles 9(b)(iii) and 9(b)(iv), whichever is later.

(d)	For purposes of this Article 9 each Preferred Holder’s Pro-Rata Allotment of securities shall be based on the ratio of (i) the number of Ordinary Shares (including Preference Shares on an as-converted basis, assuming full conversion and exercise of all options and other outstanding convertible and exercisable securities) held by such Preferred Holder, to (b) the total number of Ordinary Shares (including Preference Shares on an as-converted basis, assuming full conversion and exercise of all options and other outstanding convertible and exercisable securities) then outstanding immediately prior to the issuance of Offered Securities giving rise to the pre-emptive rights.

(e)	Notwithstanding the foregoing, the right to purchase shall be inapplicable with respect to any issuance or transfer (from treasury) or any proposed issuance or transfer (from treasury) by the Company of (i) Ordinary Shares or other awards to acquire Ordinary Shares under the Employee Option Plan and any other employee incentive plan of the Company and/or outside of the Employee Option Plan, as approved in accordance with these Articles and the Investors’ Rights Agreement, (ii) Ordinary Shares upon conversion of the Preference Shares or the Seed Preferred Shares, (iii) securities as a result of any share split, share dividend, reclassification or reorganization of the Company’s share capital, or (iv) any Ordinary Shares issued by the Company in exchange for the assets or shares of another Person in connection with the acquisition of such Person by the Company, whether by merger, purchase of all or substantially all of the assets of such Person, or otherwise, which acquisition has been approved in accordance with these Articles and the Investors’ Rights Agreement.

(f)	The rights contained in this Article 9 shall automatically terminate upon the closing of a Qualified Public Offering or a Deemed Liquidation as duly approved by the Company and its shareholders in accordance with these Articles.

10.	The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members of the Company shall be entitled without payment to receive within two (2) months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents ($0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

RIGHTS ATTACHING TO PREFERENCE SHARES, SEED PREFERRED SHARES AND ORDINARY SHARES

11.	Voting

(a)	Each holder of a Preference Share shall be entitled to the number of votes equal to that number of Ordinary Shares into which such Preference Shares could then be converted pursuant to Article 14 hereof, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Voting Ordinary Shares, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with these Articles, and shall be entitled to vote, together with holders of Voting Ordinary Shares as a single class and not as a separate class (except as specifically provided herein or as otherwise required by law), with respect to any question upon which holders of Voting Ordinary Shares have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which the Preferred Shares held by each holder could be converted) shall be rounded down to the nearest whole number.

(b)	Each holder of any Seed Preferred Shares shall be entitled to the number of votes equal to that number of Ordinary Shares into which such Seed Preferred Shares could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Voting Ordinary Shares, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with these Articles, and shall be entitled to vote, together with holders of Voting Ordinary Shares and not as a separate class (except as specifically provided herein or as otherwise required by law), with respect to any question upon which holders of Voting Ordinary Shares have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which the Preferred Shares held by each holder could be converted) shall be rounded down to the nearest whole number.

(c)	The holder of each Voting Ordinary Share shall have the right to one vote, and shall be entitled to notice of any shareholders’ meeting in accordance with these Articles, and shall be entitled to vote upon such matters and in such manner as may be provided for in these Articles.

(d)	The holder of each Non-Voting Ordinary Share shall have no right to vote, and shall not be entitled to notice of any shareholders’ meeting in accordance with these Articles.

(e)	Subject to the provisions of these Articles, on a show of hands and on a poll every holder of a Voting Ordinary Share (including a deemed holder on an as-converted basis) who (being an individual) is present in person or by proxy or (being a corporation) is present by a duly authorised representative or by proxy shall have one vote for every Voting Ordinary Share of which he is the holder or deemed holder.

12.	Dividends

(a)	In the event the Company has not consummated an initial public offering by March 30, 2019, on the earliest of (i) the closing of an initial public offering of the Company, (ii) the closing of a Deemed Liquidation, or (iii) March 30, 2022 (the Series B Dividend Payment Date), to the extent funds are legally available, each holder of Series B Preference Shares shall be entitled to receive a fixed cash dividend of point seventy five percent (0.75%) per quarter of the Series B Preference Share Purchase Price per share (the Conditional Series B Preference Dividend) for each Series B Preference Share held by such holder outstanding at the Series B Dividend Payment Date, accruing without compounding from the first Business Day following March 30, 2019 to the Series B Dividend Payment Date (inclusive of both days, and such period being the Series B Accrual Period); provided that, under no circumstances shall the aggregate Conditional Series B Preference Dividends payable to the holders of Series B Preference Shares exceed an amount equal to the product of (A) 9% and (B) the aggregate Series B Preference Share Purchase Price for the total number of Series B Preference Shares outstanding on the Series B Dividend Payment Date. For the avoidance of doubt, for any partial quarter within the Series B Accrual Period, the Conditional Series B Preference Dividend accrued for such partial quarter shall be computed on the basis of the actual number of days elapsed for such partial quarter within the Series B Accrual Period and a quarter of 90 days, and shall be included in the aggregate Conditional Series B Preference Dividend accrued through and payable at the Series B Dividend Payment Date.

Notwithstanding anything to the contrary herein, upon any payment of the Conditional Series B Preference Dividend, the Conditional Series B Preference Dividend shall no longer accrue and, other than as specified in Section 12(c) below, holders of Series B Preference Shares will not have any right to receive any additional dividend. The Conditional Series B Preference Dividend will immediately stop accruing upon any conversion of Series B Preference Shares into any other securities, and upon any such conversion prior to the Series B Dividend Payment Date, any accrued dividend on the applicable Series B Preference Shares so converted shall be forfeited.

In the event the Company does not provide the Assistance to Sale, the Conditional Series B Preference Dividend shall continue to accrue until such time the Assistance to Sale is rendered. The Conditional Series B Preference Dividend shall cease to accrue before March 30, 2022 upon the Assistance to Sale having been rendered to the holder of Series B Preference Shares.

The accrued and unpaid Conditional Series B Preference Dividend (if applicable) shall be paid before the transfer of any sums to the reserves of the Company. The right of the holder of Series B Preference Shares to the accrued and unpaid Conditional Series B Preference Dividend has priority over the rights of the holders of any other class of shares, and no dividend, whether in cash, in property, in shares of the Company or otherwise, shall be paid on any other class or series of shares of the Company unless and until the accrued and unpaid Conditional Series B Preference Dividend has been paid in full.

(b)	After the Conditional Series B Preference Dividend (if applicable) has been paid in full, each holder of Series A Preference Shares shall be entitled to receive a fixed non-cumulative dividend of eight percent (8%) per annum of the Series A Preference Share Purchase Price per share (the Series A Preference Dividend) as and when declared to be distributable by the Directors. The Series A Preference Dividend shall be paid before the transfer of any sums to the reserves of the Company. Subject to the right of the holder of Series B Preference Shares to the accrued and unpaid Conditional Series B Preference Dividend as specified in Article 12(a) above, the right of the holder of Series A Preference Shares to the Series A Preference Dividend has priority over the rights of the holders of any other class of shares, and no dividend, whether in cash, in property, in shares of the Company or otherwise, shall be paid on any other class or series of shares of the Company unless and until the Series A Preference Dividend has been paid in full.

(c)	After the Conditional Series B Preference Dividend (if applicable) and the Series A Preference Dividend have been paid in full, the Company may, to the extent funds are legally available, pay dividends (which shall not be cumulative) to the holders of Ordinary Shares, the Series A Preference Shares, the Series B Preference Shares and Seed Preferred Shares who shall share in such dividends on an as-converted basis. If the amount of dividends available is not sufficient to pay the holders of the Ordinary Shares, the Series A Preference Shares, the Series B Preference Shares and the Seed Preferred Shares, the holders of such shall share ratably on a pari passu basis in the amounts paid.

13.	Liquidation; Merger etc.

(a)	Upon any Liquidation Event:

(i)	Each holder of Series B Preference Shares shall be entitled to be paid, before any amount shall be paid or distributed to the holders of Series A Preference Shares, Seed Preferred Shares, holders of the Ordinary Shares or any other shares ranking on liquidation junior to the Series B Preference Shares, an amount per share equal to the Series B Preference Share Purchase Price as may be adjusted in accordance with any agreement between the Company and the holders of Series B Preference Shares, and further subject to any adjustments under Article 15 hereof, plus an amount equal to all declared but unpaid dividends (including but not limited to the Conditional Series B Preference Dividend (if applicable)) on such Series B Preference Shares (such amount to be adjusted appropriately for share splits, share dividends, combinations, recapitalizations and the like) (the Series B Liquidation Preference Amount). If the amounts available for distribution by the Company to the holders of Series B Preference Shares upon a Liquidation Event are not sufficient to pay the aggregate Series B Liquidation Preference Amount due to such holders, such holders of Series B Preference Shares shall share ratably on a pari passu basis in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled.

(ii)	After the prior payment of the Series B Liquidation Preference Amount, each holder of the Series A Preference Shares shall be entitled to be paid, before any amount shall be paid or distributed to the holders of the Seed Preferred Shares, Ordinary Shares or any other shares ranking on liquidation junior to the Series A Preferred Shares, an amount per share equal to the Series A Preference Share Purchase Price as may be adjusted in accordance with any agreement between the Company and the holders of Series A Preference Shares, and further subject to any adjustments under Article 15 hereof, plus an amount equal to all declared but unpaid dividends (including but not limited to the Series A Preference Dividend) on such Series A Preference Shares (such amount to be adjusted appropriately for share splits, share dividends, combinations, recapitalizations and the like) (the Series A Liquidation Preference Amount). If the amounts available for distribution by the Company to the holders of Series A Preference Shares upon a Liquidation Event are not sufficient to pay the aggregate Series A Liquidation Preference Amount due to such holders, such holders of Series A Preference Shares shall share ratably on a pari passu basis in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled.

(iii)	After the prior payment in full of the Series B Liquidation Preference Amount and the Series A Liquidation Preference Amount, each holder of the Seed Preferred Shares shall be entitled to be paid, before any amount shall be paid or distributed to the holders of the Ordinary Shares or any other shares ranking on liquidation junior to the Seed Preferred Shares, an amount per share equal to the Seed Preferred Original Purchase Price (as may be adjusted in accordance with any agreement between the Company and the holders of the Seed Preferred Shares), plus an amount equal to all declared but unpaid dividends on such Seed Preferred Shares (such amount to be adjusted appropriately for share splits, share dividends, combinations, recapitalizations and the like) (the Seed Preference Amount). If the amounts available for distribution by the Company to the holders of the Seed Preferred Shares upon a Liquidation Event are not sufficient to pay the aggregate Seed Preference Amount due to such holders, such holders of the Seed Preferred Shares shall share ratably on a pari passu basis in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled.

(iv)	After the prior payment in full of the Series B Liquidation Preference Amount, the Series A Liquidation Preference Amount and the Seed Preference Amount, the remaining assets and funds of the Company available for distribution to its Members, if any, shall be distributed among the holders of Series A Preference Shares and Ordinary Shares (but not the holders of Series B Preference Shares or Seed Preferred Shares) then outstanding pro rata based on the number of Ordinary Shares held or deemed held by each holder (assuming full conversion into Ordinary Shares of all such Series A Preference Shares).

(b)	For purposes of valuing any securities or other non-cash consideration to be delivered to the holders of the Preference Shares in connection with any merger, consolidation or asset sale which constitutes a Liquidation Event, the following shall apply:

(i)	if any such securities are traded on a nationally recognized securities exchange or inter dealer quotation system, the value shall be deemed to be the average of the closing prices of such securities on such exchange or system over the thirty (30) day period ending three (3) Business Days prior to the closing;

(ii)	if any such securities are traded over the counter, the value shall be deemed to be the average of the closing bid prices of such securities over the thirty (30) day period ending three (3) Business Days prior to the closing; and

(iii)	if there is no active public market for such securities or other non-cash consideration, the value shall be the fair market value thereof, as mutually determined in good faith by the Company and the holders of not less than two-thirds (2/3) of the outstanding Preference Shares, provided that if the Company and such holders of Preference Shares are unable to reach agreement, then by independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Company.

14.	Conversion

(a)	Preference Shares shall be converted into Voting Ordinary Shares in accordance with the following:

(i)	Voluntary Conversion. The holders of Preference Shares may convert such shares into Voting Ordinary Shares at any time upon the written election of the holder thereof and without payment of any additional consideration, each outstanding Preference Share held by such holder shall be converted into one fully paid and non-assessable Voting Ordinary Share (such one-to-one quotient, the Preference Conversion Rate) subject to adjustment as set forth in Article 15. Any election by a holder pursuant to this Article 14(a)(i) shall be made by written notice to the Company, and such notice may be given at any time and from time to time up to and including the day which is one (1) day prior to the closing of any transaction which constitutes a Liquidation Event.

(ii)	Automatic Conversion. Each Preference Share shall automatically be converted, without the payment of any additional consideration, into fully paid and non-assessable Voting Ordinary Shares at the Preference Conversion Rate (subject to adjustment as set forth in Article 15), upon the first to occur of (A) as of, and in all cases subject to, the closing of a Qualified Public Offering, or (B) upon written consent of the holders of at least two-thirds (2/3) of Preference Shares then outstanding.

(iii)	Procedure for Conversion.

(A)	Upon election to convert pursuant to Article 14(a)(i), the relevant holder or holders of Preference Shares shall surrender the certificate or certificates representing the Preference Shares being converted to the Company, duly assigned or endorsed for transfer to the Company (or accompanied by duly executed share powers relating thereto) or shall deliver an affidavit of loss to the Company, at its principal executive office or such other place as the Company may from time to time designate by notice to the holders of the Preference Shares. Upon surrender of such certificate(s) or delivery of an affidavit of loss, the Company shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder’s designee, at the address designated by such holder, certificates for the number of Voting Ordinary Shares to which such holder shall be entitled upon conversion. The issuance of certificates for Voting Ordinary Shares upon conversion of Preference Shares shall be deemed effective and registered in the Register of Members of the Company as of the date of surrender of such Preference Share certificates or delivery of such affidavit of loss and will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Company in connection with such conversion and the related issuance of such shares.

(B)	As of the closing of a Qualified Public Offering (the Automatic Conversion Date), all outstanding Preference Shares shall be converted into Voting Ordinary Shares without any further action by the holders of such shares and whether or not the certificates representing such Preference Shares are surrendered to the Company. On the Automatic Conversion Date, all rights with respect to the Preference Shares so converted shall terminate, except any of the rights of the holders thereof, upon surrender of their certificate or certificates therefor or delivery of an affidavit of loss thereof to receive certificates for the number of Voting Ordinary Shares into which such Preference Shares have been converted. If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. Upon surrender of such certificates or affidavit of loss, the Company shall issue and deliver to such holder, promptly (and in any event in such time as is sufficient to enable such holder to participate in such Qualified Public Offering) at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of Voting Ordinary Shares into which the Preference Shares surrendered are convertible on the Automatic Conversion Date.

(b)	Seed Preferred Shares shall be convertible in accordance with the procedure set forth in Article 14(b)(iii) below:

(i)	Voluntary Conversion. At the option of the holder thereof, at any time after the date of issuance of such Share at the office of the Company, into such number of fully paid and non-assessable Voting Ordinary Shares as is determined by dividing the Seed Preferred Original Purchase Price (as adjusted for any share Dividends, combinations or splits with respect to such shares) by the Seed Conversion Price. The Seed Conversion Price shall initially be $0.05. Such initial Seed Conversion Price shall be adjusted as hereinafter provided.

(ii)	Automatic Conversion. Each Seed Preferred Share shall automatically (in accordance with the mechanism provided for in Article 14(b)(iii) below) be converted into Voting Ordinary Shares at the then effective Seed Conversion Price, respectively, upon the first to occur of (A) as of, and in all cases subject to, the closing of a Qualified Public Offering, or (B) upon written consent of the holders of at least two-thirds (2/3) of the Seed Preferred Shares then outstanding.

(iii)	Procedure for Conversion. Before any holder of Seed Preferred Shares shall be entitled to convert the same into Voting Ordinary Shares, he, she or it shall surrender the certificate or certificates therefor at the office of the Company and shall give written notice by mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Voting Ordinary Shares are to be issued. The Company shall effect such conversion by the redemption of the Seed Preferred Shares to be converted followed by the allotment and issue of such number of Voting Ordinary Shares receivable upon such conversion and such redemption and issue shall be registered in the Register of Members of the Company. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Voting Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Seed Preferred Shares to be converted and the Register of Members of the Company shall be updated accordingly, and the person or persons entitled to receive the Voting Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Voting Ordinary Shares as of such date. Unless otherwise designated in writing by the holder of such Seed Preferred Shares, if the conversion is an automatic conversion in connection with a Qualified Public Offering, the conversion will be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, unless otherwise designated in writing by the holders of such Seed Preferred Shares, in which event the person(s) entitled to receive the Voting Ordinary Shares issuable upon such conversion of the Seed Preferred Shares shall not be deemed to have converted such Seed Preferred Shares until immediately prior to the closing of such sale of securities.

(c)	Each Non-Voting Ordinary Share shall automatically be converted, without the payment of any additional consideration, into fully paid and non-assessable Voting Ordinary Shares upon the closing of a Qualified Public Offering.

(d)	Reservation of Shares Issuable upon Conversion

The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preference Shares and Seed Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preference Shares and Seed Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all outstanding Preference Shares and Seed Preferred Shares, the Company will take such corporate action as may be necessary to increase the number of its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose, and to reserve the appropriate number of Ordinary Shares for issuance upon such conversion.

15.	Adjustments

(a)	Issuance of New Shares at Prices below the Series A Preference Conversion Price

Except as provided in Article 15(b) and except in the case of an event described in Article 15(c), if the Company shall issue or sell, or is, in accordance with this Article 15(a), deemed to have issued or sold, any new Ordinary Share for a consideration per share less than the Series A Preference Conversion Price in effect immediately prior to such issuance or sale, then, upon such issuance or sale (or deemed issuance or sale), the Series A Preference Conversion Price for the Series A Preference Shares (the Pre-Adjustment Conversion Price) shall be determined as follows:

NCP = OCP * (OS + (NP/OCP))/(OS + NS)

WHERE:

NCP = the new Series A Preference Conversion Price with respect to such Series A Preference Share,

OCP = the Pre-Adjustment Conversion Price with respect to such Series A Preference Share in effect immediately before the issuance of the new Ordinary Shares,

OS = the total outstanding Ordinary Shares immediately before the issuance of the new Ordinary Shares plus the total Ordinary Shares issuable upon conversion of all the outstanding Preference Shares and Seed Preferred Shares and exercise of outstanding Options and Convertible Securities,

NP = the total consideration received for the issuance or sale of the new Ordinary Shares, and

NS = the number of new Ordinary Shares issued or sold.

For purposes of this Article 15(a), the following shall also be applicable:

(i)	Issuance of Rights or Options

If the Company at any time or from time to time, shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Ordinary Shares or any shares or security convertible into or exchangeable for Ordinary Shares (such warrants, rights or options being called Options and such convertible or exchangeable shares or securities being called Convertible Securities), in each case for consideration per share (determined as provided in this paragraph and in Article 15(a)(vi)) less than the Series A Preference Conversion Price then in effect, whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, then the total maximum number of Ordinary Shares issuable upon the exercise of such Options, or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon exercise of such Options, shall be deemed to have been issued as of the date of granting of such Options, at a price per share equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issuance or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of Ordinary Shares deemed to have been so issued. Except as otherwise provided in Article 15(a)(iii), no adjustment of the Series A Preference Conversion Price shall be made upon the actual issuance of such Ordinary Shares or of such Convertible Securities upon exercise of such Options or upon the actual issuance of such Ordinary Shares upon conversion or exchange of such Convertible Securities.

(ii)	Issuance of Convertible Securities

If the Company at any time or from time to time, shall in any manner issue or sell any Convertible Securities for consideration per share (determined as provided in this paragraph and in Article 15(a)(vi)) less than the Series A Preference Conversion Price then in effect, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, then the total maximum number of Ordinary Shares issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date of the issuance or sale of such Convertible Securities, at a price per share equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of Ordinary Shares deemed to have been so issued; provided, that (1) except as otherwise provided in Article 15(a)(iii), no adjustment of the Series A Preference Conversion Price shall be made upon the actual issuance of such Ordinary Shares upon conversion or exchange of such Convertible Securities and (2) if any such issuance or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities, no further adjustment of the Series A Preference Conversion Price shall be made by reason of such issuance or sale.

(iii)	Change in Option Price or Conversion Rate

If, at any time or from time to time, there shall occur a change in (A) the maximum number of Ordinary Shares issuable in connection with any Option referred to in Article 15(a)(i) or any Convertible Securities referred to in Article 15(a)(i) or Article 15(a)(ii), (B) the purchase price provided for in any Option referred to in Article 15(a)(i), (C) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Article 15(a)(i) or 15(a)(ii) or (D) the rate at which Convertible Securities referred to in 15(a)(i) or 15(a)(ii) are convertible into or exchangeable for Ordinary Shares (in each case, other than in connection with an event described in Article 15(b)), then the Series A Preference Conversion Price in effect at the time of such event shall be readjusted to the relevant Series A Preference Conversion Price and the price that would have been in effect at such time had such Options or Convertible Securities that are still outstanding provided for such changed maximum number of shares, purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the conversion price then in effect is thereby reduced; and on the termination of any such Option or any such right to convert or exchange such Convertible Securities, the Series A Preference Conversion Price then in effect hereunder shall be increased to the conversion price that would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination (i.e., to the extent that fewer than the number of Ordinary Shares deemed to have been issued in connection with such Option or Convertible Securities were actually issued), never been issued or been issued at such higher price, as the case may be.

(iv)	Share Dividends

If the Company, at any time or from time to time, shall declare or make, or fix a record date for the determination of holders of Ordinary Shares entitled to receive, a dividend or make any other distribution upon any shares of the Company payable in Ordinary Shares, Options or Convertible Securities, any Ordinary Shares, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration, the Series A Preference Conversion Price will be adjusted pursuant to this Article 15(a), and the Seed Conversion Price and the Series B Preference Conversion Price will be similarly adjusted; provided, that no adjustment shall be made to the conversion price as a result of such dividend or distribution if the holders of the Series A Preference Shares, the Seed Preferred Shares and the Series B Preference Shares are entitled to, and do, receive such dividend or distribution in accordance with Article 12; and, provided, further, that if any adjustment is made to the Series A Preference Conversion Price, the Seed Conversion Price and the Series B Preference Conversion Price respectively as a result of the declaration of a dividend and such dividend is not effected, the Series A Preference Conversion Price, the Seed Conversion Price and the Series B Preference Conversion Price shall be appropriately readjusted to the Series A Preference Conversion Price, the Seed Conversion Price and the Series B Preference Conversion Price respectively in effect had such dividend not been declared.

(v)	Other Dividends and Distributions

If the Company, at any time or from time to time, shall declare or make, or fix a record date for the determination of holders of Ordinary Shares entitled to receive, a dividend or other distribution payable in securities or other property of the Company other than Ordinary Shares, Options or Convertible Securities, then and in each such event provision shall be made so that the holders of the outstanding Preference Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of such other securities of the Company or the value of such other property that they would have received had the Preference Shares been converted into Ordinary Shares on the date of such event and had such holders thereafter, during the period from the date of such event to and including the conversion date, retained such securities or other property receivable by them during such period giving application to all adjustments called for during such period under Article 15 with respect to the rights of the holders of the outstanding Preference Shares; and, provided, further, however, that no such adjustment shall be made if the holders of the Preference Shares simultaneously receive a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding Preference Shares had been converted into Ordinary Shares on the date of such event.

(vi)	Consideration for Shares

If the Company, at any time or from time to time, shall issue or sell, or is deemed to have issued or sold, any Ordinary Shares for cash, the consideration received therefor shall be deemed to be the amount received or to be received by the Company therefor (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause (A) of Article 15(a)(i) or Article 15(a)(ii), as appropriate) as determined in good faith by the Directors. In case any Ordinary Shares shall be issued or sold, or deemed issued or sold, for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration received or to be received by the Company (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause (A) of Article 15(a)(i) or Article 15(a)(ii), as appropriate) as determined in good faith by the Directors and the holders of a majority of the Series A Preference Shares then outstanding. In case any Options shall be issued in connection with the issuance and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Directors and the holders of a majority of the Series A Preference Shares then outstanding.

(vii)	Record Date

If the Company, at any time or from time to time, shall take a record of the holders of its Ordinary Shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in Ordinary Shares, Options or Convertible Securities or (B) to subscribe for or purchase Ordinary Shares, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the Ordinary Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(viii)	Treasury Shares

The number of Ordinary Shares outstanding at any given time shall not include shares owned or held by or for the account of the Company; provided, that the disposition of any such shares shall be considered an issuance or sale of Ordinary Shares for the purpose of this Article 15.

(ix)	Other Issuances or Sales

In calculating any adjustment to the Series A Preference Conversion Price pursuant to this Article 15(a): (A) any Ordinary Shares, Options or Convertible Securities issued or sold (or deemed issued or sold pursuant to Article 15(a)(i) or Article 15(a)(ii) above) prior to the effective date of such adjustment, the issuance or sale (or deemed issuance or sale) of which did not result in any adjustment to the Series A Preference Conversion Price under this Article 15(a), shall be deemed to have been issued or sold as part of the issuance or sale (or deemed issuance or sale) giving rise to such adjustment for the same consideration per share as the Company received in the issuance or sale (or deemed issuance or sale) giving rise to such adjustment, and (B) any Options or Convertible Securities that provide, as of the effective date of such adjustment, for the issuance upon exercise or conversion thereof of an indeterminable number of Ordinary Shares shall (together with the Ordinary Shares issuable upon exercise or conversion thereof) be disregarded; provided, that at such time as the number of Ordinary Shares issuable upon exercise or conversion of such Options or Convertible Securities becomes determinable, the Series A Preference Conversion Price shall be adjusted as provided in Article 15(a)(iii) above.

(b)	Certain Issues or Transfer of Ordinary Shares Excepted

Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of the Series A Preference Conversion Price in the case of the issuance or transfer of (i) Ordinary Shares upon conversion of Preference Shares or the Seed Preferred Shares; (ii) Ordinary Shares or other awards to acquire Ordinary Shares under the Employee Option Plan and any other employee incentive plan of the Company and/or outside of the Employee Option Plan as approved in accordance with the Investors’ Rights Agreement and these Articles, or (iii) any Ordinary Shares issued by the Company in exchange for the assets or shares of another Person in connection with the acquisition of such Person by the Company, whether by merger, purchase of all or substantially all of the assets of such Person, or otherwise, which acquisition has been approved in accordance with these Articles and the Investors’ Rights Agreement.

(c)	Subdivision or Combination of Ordinary Shares

In case the Company, at any time or from time to time, shall subdivide its outstanding Ordinary Shares into a greater number of shares (by any share split, share dividend or otherwise), the Series A Preference Conversion Price, the Series B Preference Conversion Price and the Seed Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced and, conversely, in case the Company, at any time or from time to time, shall combine its outstanding shares Ordinary Shares into a smaller number of shares (by any reverse share split or otherwise), the Series A Preference Conversion Price, the Series B Preference Conversion Price and the Seed Conversion Price in effect immediately prior to such combination shall be proportionately increased. In the case of any such subdivision, no further adjustment shall be made pursuant to Article 15(a)(iv) by reason thereof.

(d)	Reorganisation or Reclassification

If, the Company, at any time or from time to time, shall effect any capital reorganization or reclassification of the shares of the Company in such a way that holders of Ordinary Shares shall be entitled to receive shares, securities or assets with respect to or in exchange for Ordinary Shares, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a Preference Share or Seed Preferred Share shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the Ordinary Shares immediately theretofore receivable upon the conversion of such Preference Share or Seed Preferred Share, as the case may be, such shares, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding Ordinary Shares equal to the number of Ordinary Shares immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Series A Preference Conversion Price, the Series B Preference Conversion Price and the Seed Conversion Price, as applicable) shall thereafter be applicable, as nearly as may be, in relation to any shares, securities or assets thereafter deliverable upon the exercise of such conversion rights.

16.	Notice, Adjustments and Waivers

(a)	Liquidation Events

In the event (i) the Company establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or (ii) any Liquidation Event, Qualified Public Offering or any other public offering becomes reasonably likely to occur, the Company shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Preference Shares and Seed Preferred Shares at least thirty (30) days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, Qualified Public Offering or other public offering is expected to become effective, and (C) the date on which the books of the Company shall close or a record shall be taken with respect to any such event. Such notice shall be accompanied by a certificate prepared by the chief financial officer (or the equivalent of such position) of the Company describing in detail (1) the facts of such transaction, (2) the amount(s) per Preference Share, Seed Preferred Shares or Ordinary Share each holder of Preference Shares and Seed Preferred Shares would receive pursuant to the applicable provisions of these Articles, and (3) the facts upon which such amounts were determined.

(b)	Adjustments, Calculations

Upon the occurrence of each adjustment or readjustment of the Preference Conversion Price or the Seed Conversion Price, pursuant to Article 15, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preference Shares and Seed Preferred Shares a certificate setting forth in detail (i) such adjustment or readjustment, (ii) the Series A Preference Conversion Price, the Seed Conversion Price and the Series B Preference Conversion Price respectively, before and after such adjustment or readjustment, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s Preference Shares or Seed Preferred Share. All such calculations shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share as the case may be.

(c)	Waiver of Notice

The holder or holders of a majority-in-interest of any series or class of shares, may, at any time upon written notice to the Company, waive any notice or certificate delivery provisions specified herein for the benefit of such holders, respectively, and any such waiver shall be binding upon all holders of such securities.

REDEEMABLE SHARES

17.	(a)	Subject to the provisions of the Act and the Memorandum of Association, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may determine in accordance with these Articles.

(b)	Subject to the provisions of the Act, the Memorandum of Association and the Investors’ Rights Agreement, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner of purchase has first been authorised by the Board in accordance with these Articles and may make payment therefor in any manner authorised by the Act, including out of capital.

VARIATION OF RIGHTS OF SHARES

18.	Subject to the provisions of these Articles, if at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of at least seventy-five percent (75%) of the issued shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the shares of that class.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one person holding or representing by proxy at least seventy-five percent (75%) of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

For purposes of this Article 18, the holders of Preference Shares shall vote together as a single class, provided that in the event the variation of rights of shares adversely affects the holder of such class of the Preference Shares, the holder of such class of Preference Shares is entitled to vote separately to determine such variation.

19.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith, or by the purchase or redemption by the Company of its own shares.

TRANSFER OF SHARES

20.	The instrument of Transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register of Members of the Company in respect thereof. The Directors shall effect the registration of the Transfer of any share carried out in compliance with these Articles.

21.	The Directors may refuse to register any Transfer of shares which are not fully paid or on which the Company has a lien. If the Directors refuse to register a Transfer they shall notify the transferee within two (2) months of such refusal.

22.	Restrictions on Transfers

(a)	None of the Existing Shareholders, Tencent, General Atlantic, Super Class, Kuok, OTPP, Keytone, Ponorogo and Seatown shall Transfer any Shares, and the Directors shall not register the Transfer of any Shares, except in connection with, and strictly in compliance with the conditions of, any of the following:

(i)	Transfers effected pursuant to Articles 22(b) and 22(c) hereof, in each case made strictly in accordance with the procedures set forth therein, except that no Key Shareholder or any of its Permitted Transferees may make any Transfer of any Shares held by any such Key Shareholder or its Permitted Transferees pursuant to Article 22(b) or 22(c) hereof at any time prior to May 5, 2018 without the prior written consent of each of Tencent Limited, General Atlantic, Ponorogo, Seatown and Super Class unless at any time prior to May 5, 2018, such Transfers (A) are made for personal liquidity planning purposes, (B) are made to any Person other than those listed under the Schedule of Prohibited Transferees, and (C) in the aggregate do not exceed ten percent (10%) of the Shares held by such Key Shareholder as of May 5, 2014 (for the avoidance of doubt, Articles 22(b) and 22(c) shall not apply to such Transfers);

(ii)	Transfers effected pursuant to Articles 22(b) and 22(c) hereof, in each case made strictly in accordance with the procedures set forth therein, except that no Key Shareholder or any of its Permitted Transferees may make any Transfer of any Shares held by any such Key Shareholder or its Permitted Transferees pursuant to Article 22 (b) or 22(c) hereof at any time prior to the fourth (4th) year anniversary of February 11, 2015 without the prior written consent of OTPP unless at any time prior to the fourth (4th) year anniversary of February 11, 2015, such Transfers in the aggregate do not exceed fifteen percent (15%) of the Shares held by such Key Shareholder as of immediately following the Closing (as such term is defined in the OTPP Share Subscription Agreement) (for the avoidance of doubt, Articles 22(b) and 22(c) shall not apply to such Transfers); provided that the foregoing transfer restrictions contained in this Article 22(a)(ii) shall terminate upon the earliest to occur of (A) OTPP ceasing to hold at least fifty percent (50%) of the total number of Shares acquired pursuant to the OTPP Share Subscription Agreement and the OTPP Share Purchase Agreements, (B) in the event of an initial public offering of the Group or Deemed Liquidation which in either case values the Group at no less than $6.75 billion, the closing of such initial public offering or Deemed Liquidation; or (C) in the event of an initial public offering of the Group which values the Group at less than $6.75 billion, the volume weighted average price of the Shares at the close of trading in any three consecutive months after the date of expiration of the six-month period following consummation of such initial public offering values the Group at no less than $6.75 billion;

(iii)	Transfers by any Existing Shareholder in connection with any bona fide pledge made pursuant to a bona fide loan transaction that creates a mere security interest, provided that the pledgee shall have executed an adherence agreement in accordance with the Investors’ Rights Agreement in the event that and to the extent that such pledgee ever acquires ownership of such shares;

(iv)	Transfers between any Existing Shareholder and his/her/its Affiliates and Transfers by any Existing Shareholder to his or her spouse or children or to a trust, partnership or similar entity made for estate or tax planning purposes, of which he or she is the settlor and a trustee (or in the case of a partnership or other entity, of which he or she maintains voting control) for the benefit of his or her spouse or children, provided that the transferee shall have executed an adherence agreement in accordance with the Investors’ Rights Agreement;

(v)	Transfers upon the death of such Existing Shareholder to his or her heirs, executors or administrators or to a trust under his or her will or Transfers between any Existing Shareholder and his or her guardian or conservator, provided that the transferee shall have executed an adherence agreement in accordance with the Investors’ Rights Agreement;

(vi)	Transfers by any Existing Shareholder in connection with any bona fide gift effected for tax planning purposes, provided that the pledgee, transferee or donee or other recipient shall have executed an adherence agreement in accordance with the Investors’ Rights Agreement;

(vii)	Transfer by any Existing Shareholder, Tencent, General Atlantic, Super Class, Kuok, OTPP, Keytone, Ponorogo or Seatown to the public pursuant to an effective registration statement;

(viii)	any repurchase by the Company at no more than cost from any Existing Shareholder in accordance with the Employee Option Plan;

(ix)	Transfers by Tencent to its Affiliate or Affiliate of Tencent Holdings Limited, provided that the transferee shall have executed an adherence agreement in accordance with the Investors’ Rights Agreement;

(x)	Transfers by General Atlantic to its Affiliate, provided that the transferee shall have executed an adherence agreement in accordance with the Investors’ Rights Agreement;

(xi)	Transfers by Super Class or Kuok to its Affiliate and within the Super Class Group, provided that the transferee shall have executed an adherence agreement in accordance with the Investors’ Rights Agreement;

(xii)	Transfers by OTPP to its Affiliate, provided that the transferee shall have executed an adherence agreement in accordance with the Investors’ Rights Agreement;

(xiii)	Transfers by Keytone to its Affiliate, provided that the transferee shall have executed an adherence agreement in accordance with the Investors’ Rights Agreement;

(xiv)	Transfer by Ponorogo to its Affiliate, provided that the transferee shall have executed an adherence agreement in accordance with the Investors’ Rights Agreement; and

(xv)	Transfer by Seatown to its Affiliate, provided that the transferee shall have executed an adherence agreement in accordance with the Investors’ Rights Agreement.

Any permitted pledgee, transferee or donee or other recipient described in the preceding clause (iii), (iv), (v), (ix), (x), (xi), (xii), (xiii), (xiv) or (xv) shall be referred to herein as a Permitted Transferee. Notwithstanding anything to the contrary in these Articles and the Investors’ Rights Agreement or any failure to execute an adherence agreement as contemplated by the Investors’ Rights Agreement, Permitted Transferees shall take any Shares so transferred subject to all provisions of these Articles and the Investors’ Rights Agreement as if such Shares were still held by the transferor, whether or not they so agree with the transferor and/or the Company. If at any time after the completion of a Transfer, the Permitted Transferee for any reason ceases to be a Permitted Transferee, he/she/it shall Transfer the Shares previously acquired back to the transferor or another Permitted Transferee. Without limitation of the foregoing, in connection with any otherwise permitted Transfer of Shares that are restricted Shares and are subject to any share restriction agreement, any transferee of any such Shares shall agree in writing to be bound by the terms of any such share restriction or similar agreement, including, without limitation, any repurchase or similar right contained therein.

(b)	Rights of First Refusal

In the event that any Existing Shareholder (a Transferring Shareholder) receives a bona fide offer to purchase all or any portion of the Shares held by such Person (the Proposed Transaction) from a third party (the Proposed Transferee), (i) the Company and (ii) the Key Shareholders (other than a Key Shareholder that is the Transferring Shareholder) and holders of Preference Shares, Tencent Ordinary Shares, General Atlantic Ordinary Shares, Super Class Ordinary Shares, Kuok Ordinary Shares, OTPP Ordinary Shares and Keytone Ordinary Shares (collectively, the Rights Holders) shall have a right of first refusal (the Right of First Refusal) with respect to such Transfer. For so long as the Company and the Rights Holders have the Right of First Refusal in respect of a Transfer, such Transferring Shareholder shall Transfer such Shares pursuant to and in accordance with the following provisions of this Article 22(b):

(i)	Such Transferring Shareholder shall deliver written notice (the Offer Notice) of its desire to consummate the Proposed Transaction to the Company and the Rights Holders. The Offer Notice shall specify (A) the number of Shares held by the Transferring Shareholder that are subject to the Proposed Transaction (the Offered Shares), (B) the identity of the Proposed Transferee, (C) the consideration per share to be paid for the Offered Shares and (D) all other material terms and conditions of the Proposed Transaction. The Transferring Shareholder’s Offer Notice shall constitute an irrevocable offer to sell all such shares to the Company and the Rights Holders on the basis described below at a purchase price equal to the price contained in, and on the same terms as set forth in, the Offer Notice.

(ii)	The Company shall have an option for a period of twenty (20) days following receipt of the Offer Notice (the Company Option Period) to elect to repurchase all or a portion of the Offered Shares, at the same price and subject to the same terms and conditions as described in the Offer Notice, exercisable by written notice to the Transferring Shareholder (with a copy to the Rights Holders). Any Offered Shares so repurchased by the Company shall be cancelled or held in treasury, and shall (to the extent held in treasury) remain subject to Article 9.

(iii)	If the Company does not elect within the Company Option Period to purchase all of the Offered Shares pursuant to Article 22(b)(ii) above, then, in respect of the remaining unpurchased Offered Shares (the Remaining Offered Shares), the Company shall deliver to each Rights Holder written notice (with a copy to the Transferring Shareholder) (the Company Notice) thereof within ten (10) days after the expiration of the Company Option Period, and each such Rights Holder, other than the Transferring Shareholder, shall have the Right of First Refusal to accept the offer to purchase the Remaining Offered Shares for the consideration per share and on the terms and conditions specified in the Offer Notice and as further described below:

(A)	Each Rights Holder shall have the right to exercise his, her or its Right of First Refusal for a period of ten (10) days following receipt of the Company Notice (the Rights Holder Option Period) to purchase its respective Pro Rata Share of the Remaining Offered Shares covered by the Proposed Transaction.

(B)	If any Rights Holder fails to exercise its right to purchase its full Pro Rata Share of the Remaining Offered Shares, the Company shall deliver written notice thereof (the Second Notice), within five (5) days after the expiration of the Rights Holder Option Period, to each Rights Holder that elected to purchase its entire Pro Rata Share of the Remaining Offered Shares (an Exercising Rights Holder) and to the Transferring Shareholder. The Exercising Rights Holder shall have a right of re-allotment, and may exercise an additional right to purchase its Pro Rata Share of such unpurchased Remaining Offered Shares by notifying the Transferring Shareholder and the Company in writing within ten (10) days after receipt of the Second Notice.

(C)	For the purposes of this Article 22(b)(iii), a Rights Holder’s Pro Rata Share of the Remaining Offered Shares shall be equal to (i) the total number of Remaining Offered Shares, multiplied by (ii) a fraction, the numerator of which shall be the aggregate number of Ordinary Shares held by such Rights Holder on the date of the Company Notice or the Second Notice (as the case may be) (including all Preference Shares and/or Seed Preferred Shares held by such Rights Holder on an as-converted to Ordinary Share basis) and the denominator of which shall be the total number of Ordinary Shares held by all Rights Holders on such date (including all Preference Shares and/or Seed Preferred Shares held by such Rights Holder on an as-converted to Ordinary Share basis).

(D)	The closing for any purchase of Shares pursuant to this Article 22(b)(iii) shall take place no later than twenty-five (25) days after the delivery of the Company Notice. Any written election to purchase shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Remaining Offered Shares.

(c)	Co-Sale Option

In the event that a Transferring Shareholder (a Co-Sale Transferor) proposes to Transfer all or any portion of the Offered Shares in a Proposed Transaction, and the rights under Article 22(b) above are not exercised with respect to all of the Offered Shares proposed to be sold, such Transferring Shareholder may Transfer such remaining unpurchased Offered Shares (the Co-Sale Shares) only pursuant to and in accordance with the following provisions of this Article 22(c):

(i)	Each holder of Preference Shares, Tencent Ordinary Shares, General Atlantic Ordinary Shares, Super Class Ordinary Shares, Kuok Ordinary Shares, OTPP Ordinary Shares or Keytone Ordinary Shares, who has not exercised its Right of First Refusal under Article 22(b)(iii) above (each a Co-Sale Participant) shall have the right to participate in the Proposed Transaction on the terms and conditions herein stated (the Co-Sale Option), which right shall be exercisable upon written notice (the Acceptance Notice) to the Co-Sale Transferor within ten (10) days after the Co-Sale Transferor notifies the Co-Sale Participants in writing (A) that the Co-Sale Participant has not elected to exercise the Right of First Refusal with respect to any Offered Shares and (B) of the maximum number of shares each Co-Sale Participant may sell pursuant to Article 22(c)(ii). The Co-Sale Transferor shall issue such notice prior to any transfer of Co-Sale Shares, and it shall be open for acceptance for no less than ten (10) days. The Acceptance Notice shall indicate the maximum number of shares the Co-Sale Participant wishes to sell on the terms and conditions stated in the Offer Notice.

(ii)	Each Co-Sale Participant shall have the right to sell a portion of its shares pursuant to the Proposed Transaction which is equal to or less than the product obtained by multiplying (A) the total number of the Co-Sale Shares by (B) a fraction, the numerator of which is the total number of Ordinary Shares held by such Co-Sale Participant on the date of the Acceptance Notice (including all Preference Shares held by such Co-Sale Participant on an as-converted to Ordinary Share basis) and the denominator of which is the total number of Ordinary Shares then held by the Co-Sale Transferor and by all the Co-Sale Participants entitled to exercise the co-sale right on the date of the Acceptance Notice (including all Preference Shares held by such Co-Sale Participant on an as-converted to Ordinary Share basis).

(iii)	Each Co-Sale Participant may effect its participation in any Proposed Transaction hereunder by delivery to the Proposed Transferee, or to the Co-Sale Transferor for delivery to the Proposed Transferee, of one or more duly executed instruments of transfer or certificates representing the shares it elects to sell therein, provided that no such Co-Sale Participant shall be required to make any representations or warranties or provide any indemnities in connection therewith other than with respect to the Shares being transferred. At the time of consummation of the Proposed Transaction, the Proposed Transferee shall remit directly to each such Co-Sale Participant that portion of the sale proceeds to which such Co-Sale Participant is entitled by reason of its participation therein (less any adjustments due to the conversion of any convertible securities or the exercise of any exercisable securities).

(iv)	Promptly after such sale, the Co-Sale Transferor shall notify each participating Co-Sale Participant of the consummation thereof and shall furnish such evidence of the completion and time of completion of such sale and of the terms thereof as may reasonably be requested by any such Co-Sale Participant. In the event that the Proposed Transaction is not consummated within the period required by Article 22(c)(iii) hereof or the Proposed Transferee fails timely to remit to the Co-Sale Participant its portion of the sale proceeds, the Proposed Transaction shall be deemed to lapse, and any Transfers of Shares pursuant to such Proposed Transaction shall be deemed to be in violation of the provisions of these Articles unless the Transferring Shareholder once again complies with the provisions of Article 22(b), as applicable, and Article 22(c) hereof with respect to such Proposed Transaction.

(d)	No Transfer of a Share may be made pursuant to this Article 22 unless (i) the transferee has signed an adherence agreement in accordance with the Investors’ Rights Agreement, and (ii) the Transfer complies with the other provisions of these Articles and the Investors’ Rights Agreement.

(e)	The rights contained in these Articles 22(a) through 22(d) shall terminate upon the closing of a Qualified Public Offering or a Deemed Liquidation as duly approved by the Company and its shareholders in accordance with these Articles.

(f)	Notwithstanding any other provision of these Articles, none of the shareholders of the Company may Transfer any Share to a Restricted Party and the Directors shall not effect (or otherwise recognise or register) a Transfer in violation of the foregoing prohibition.

23.	The Company shall have a right of first refusal, as set forth below, to purchase the Shares acquired by the Participant upon exercise or vesting of the Award (as the case may be) before the Shares (or any interest in them) can be validly transferred to any other person or entity.

(a)	Before there can be a valid sale or transfer of any Shares (or any interest in them) by any Participant, the Participant shall first give notice in writing to the Company, mailed or delivered in accordance with the provisions of the Award Agreement, of his or her intention to sell or transfer such Shares (the Award Notice).

The Award Notice shall specify the identity of the proposed transferee, the number of Shares to be sold or transferred to the transferee, the price per Share and the terms upon which such holder intends to make such sale or transfer. If the payment terms for the Shares described in the Award Notice differ from delivery of cash or a check at closing, the Company shall have the option, as set forth in the Award Agreement, of purchasing the Shares for cash (or a cash equivalent) at closing in an amount which the Company determines is a fair value equivalent of that payment. The determination of a fair value equivalent shall be made in the Company’s best judgment and such determination shall be mailed or delivered to the selling or transferring shareholder (the Company’s Notice) within ten (10) days of its receipt of the Award Notice. Should the selling or transferring shareholder disagree with the Company’s determination of a fair value equivalent, he or she shall have the right (the Retraction Right) to retract the proposed sale or transfer to a third party and the offer of Shares to the Company pursuant to the Award Notice (such retraction to be made in writing and mailed or delivered in accordance with the provisions of the Option Agreement). If the shareholder again proposes to sell or transfer the Shares, the shareholder shall again offer such Shares to the Company pursuant to the terms of this Article 23 prior to any sale or transfer.

(b)	Subject to the selling shareholder’s Retraction Right, during the sixty (60)-day period commencing upon receipt of the Award Notice by the Company (the Option Period), the Company shall have an option to purchase any or all of the Shares specified in the Award Notice at the price offered therein (the Award Share Right of First Refusal).

(c)	Not more than thirty (30) days after receipt of the Award Notice, the Company shall give written notice to the shareholder desiring to sell or transfer Shares of the number of such Shares to be purchased (or, if no Shares are to be purchased, stating such fact) by the Company pursuant to the terms of this Article 23 (the Purchase Notice). Purchases pursuant to this Article 23 shall be consummated within thirty (30) days after delivery of the Purchase Notice to the selling shareholder, but in no event later than the expiration of the Option Period. The purchase price shall be paid at the closing in cash, by check, by cancellation of money purchase indebtedness, or, if the payment terms set forth in the Award Notice differ from payment in cash or by check at closing, in accordance with the payment terms set forth in the Award Notice (or payment of the amount set forth in the Company’s Notice in cash, by cancellation of money purchase indebtedness, or by check). The purchase price shall be paid against surrender by the selling shareholder of a share certificate evidencing the number of Shares specified in the Award Notice, with duly endorsed share powers.

(d)	Unless all of the Shares referred to in the Award Notice are to be purchased as indicated in the Purchase Notice, the shareholder desiring to sell or transfer may dispose of any Shares referred to in the Award Notice that are not to be purchased by the Company to the person or persons specified in the Award Notice during a period of twenty (20) days commencing upon his or her receipt of the Purchase Notice; provided, however, that he or she shall not sell or transfer such Shares (a) at a lower price or on terms more favorable to the Participant or transferee than those specified in the Award Notice, or (b) to a person other than the person or persons specified in the Award Notice; and provided further that such transfer is consistent with the other provisions and limitations of the Employee Option Plan, the Award Agreement (including the terms and conditions of Award) and the Exercise Agreement. If the transfer is not consummated within such twenty (20) day period, the shareholder shall again offer such Shares to the Company pursuant to the terms of this Article 23 prior to any sale or transfer to the same or any other person.

(e)	Notwithstanding anything to the contrary, the Company may assign any or all of its rights under this Article 23 to one or more shareholders of the Company.

(f)	The Company’s Award Share Right of First Refusal contained in this Article 23 shall terminate to the extent that it is not exercised prior to the the date the Ordinary Shares are first registered under the U.S. Exchange Act of 1934 and listed or quoted on a recognized national securities exchange.

(g)	If the Participant (or any permitted transferee under the Employee Option Plan) holds Shares as to which the Award Share Right of First Refusal under this Article 23 has been exercised (in connection with the termination of the Participant’s employment or otherwise), the Participant shall be entitled to payment in accordance with the provisions of this Article 23, but (unless otherwise required by law) shall no longer be entitled to participation in the Company or other rights as a shareholder with respect to the shares subject to the repurchase. To the maximum extent permitted by law, the Participant’s rights following the exercise of the Award Share Right of First Refusal shall, with respect to the repurchase and the Shares covered thereby, be solely the rights that he or she has as a general creditor of the Company to receive payment of the amount specified in this Article 23.

(h)	Notwithstanding anything to the contrary, the Participant shall not Transfer any Shares to any person or entity listed under the Schedule of Prohibited Transferees or any Affiliate thereof; and the Company shall not Transfer any Shares it purchases pursuant to this Article 23 to any person or entity listed under the Schedule of Prohibited Transferees or any Affiliate thereof.

24.	(a) At any time prior to the sixth (6th) year anniversary of May 5, 2014, so long as (i) the Company has not consummated an initial public offering or (ii) Ordinary Shares held by Tencent (calculated on an as-converted basis) are less than a majority of the outstanding Ordinary Shares of the Company (calculated on an as-converted and fully-diluted basis), General Atlantic shall not Transfer any Shares to Tencent unless Tencent undertakes a merger, acquisition, consolidation or reorganization of the Company as approved by Mr. Li Xiaodong and/or his Affiliates pursuant to Article 58.

(b) At any time prior to the sixth (6th) year anniversary of May 5, 2014, so long as (i) the Company has not consummated an initial public offering or (ii) Ordinary Shares held by Tencent (calculated on an as-converted basis) are less than a majority of the outstanding Ordinary Shares of the Company (calculated on an as-converted and fully-diluted basis), Super Class shall not Transfer any Shares to Tencent unless Tencent undertakes a merger, acquisition, consolidation or reorganization of the Company as approved by Mr. Li Xiaodong and/or his Affiliates pursuant to Article 58.

(c) At any time prior to the sixth (6th) year anniversary of February 11, 2015, so long as (i) the Company has not consummated an initial public offering or (ii) Ordinary Shares held by Tencent (calculated on an as-converted basis) are less than a majority of the outstanding Ordinary Shares of the Company (calculated on an as-converted and fully-diluted basis), Kuok shall not Transfer any Shares to Tencent unless Tencent undertakes a merger, acquisition, consolidation or reorganization of the Company as approved by Mr. Li Xiaodong and/or his Affiliates pursuant to Article 58.

(c) At any time prior to the sixth (6th) year anniversary of February 11, 2015, so long as (i) the Company has not consummated an initial public offering or (ii) Ordinary Shares held by Tencent (calculated on an as-converted basis) are less than a majority of the Ordinary Shares of the Company (calculated on an as-converted and fully-diluted basis), OTPP shall not Transfer any Shares to Tencent unless Tencent undertakes a merger, acquisition, consolidation or reorganization of the Company as approved by Mr. Li Xiaodong and/or his Affiliates pursuant to Article 58.

(d) At any time prior to the sixth (6th) year anniversary of February 11, 2015, so long as (i) the Company has not consummated an initial public offering or (ii) Ordinary Shares held by Tencent (calculated on an as-converted basis) are less than a majority of the Ordinary Shares of the Company (calculated on an as-converted and fully-diluted basis), Keytone shall not Transfer any Shares to Tencent unless Tencent undertakes a merger, acquisition, consolidation or reorganization of the Company as approved by Mr. Li Xiaodong and/or his Affiliates pursuant to Article 58.

(e) At any time prior to the sixth (6th) year anniversary of February 11, 2015, so long as (i) the Company has not consummated an initial public offering or (ii) Ordinary Shares held by Tencent (calculated on an as-converted basis) are less than a majority of the Ordinary Shares of the Company (calculated on an as-converted and fully-diluted basis), Ponorogo shall not Transfer any Shares to Tencent unless Tencent undertakes a merger, acquisition, consolidation or reorganization of the Company as approved by Mr. Li Xiaodong and/or his Affiliates pursuant to Article 58.

(f) At any time prior to the sixth (6th) year anniversary of February 11, 2015, so long as (i) the Company has not consummated an initial public offering or (ii) Ordinary Shares held by Tencent (calculated on an as-converted basis) are less than a majority of the Ordinary Shares of the Company (calculated on an as-converted and fully-diluted basis), Seatown shall not Transfer any Shares to Tencent unless Tencent undertakes a merger, acquisition, consolidation or reorganization of the Company as approved by Mr. Li Xiaodong and/or his Affiliates pursuant to Article 58.

(g) Subject to Article 23 above, neither the Participant (nor any permitted transferee under the Employee Option Plan) may, directly or indirectly, Transfer any Shares acquired upon exercise or vesting of the Award (as the case may be) or any interest therein (or agree to do any thereof) during the period commencing as of fourteen (14) days prior to and ending one hundred eighty (180) days, or such lesser period of time as the relevant underwriters may permit, after the effective date of the first registration statement for a firm commitment underwritten public offering of the Company’s securities of which the Participant has notice. (The term “Participant” includes, where the context so requires, any permitted direct or indirect transferee of the Participant.) The Participant shall agree and consent to the entry of stop transfer instructions with the Company’s transfer agent against the Transfer of the Company’s securities beneficially owned by the Participant and shall confirm the limitations under the Award Agreement and the Exercise Agreement by agreement with and for the benefit of the relevant underwriters by a lock-up agreement or other agreement in customary form. Notwithstanding anything else herein to the contrary, this Article 24(g) shall not be construed so as to prohibit the Participant from participating in a registration or a public offering of the Ordinary Shares with respect to any shares which he or she may hold at that time, provided, however, that such participation shall be at the sole discretion of the Board.

25.	If any Transfer is made or attempted contrary to the provisions of these Articles, such purported Transfer shall be void ab initio, the Company and the Members shall have, in addition to any other legal or equitable remedies which they may have, the right to enforce the provisions of these Articles and the Investors’ Rights Agreement by actions for specific performance (to the extent permitted by law); and the Company shall have the right to refuse to recognize any transferee as one of its Members for any purpose.

DRAG ALONG

26.	(a)	Subject to Article 26(b), if at any time prior to the closing of a Qualified Public Offering, holders of (i) at least two-thirds (2/3) of the outstanding Preference Shares, and (ii) at least two-thirds (2/3) of the outstanding Voting Ordinary Shares and Seed Preferred Shares (voting together as a separate class and on an as-converted basis), each of (i) and (ii) voting as a separate class (together, the Approving Shareholders), vote in favor of, otherwise consent in writing to, and/or otherwise agree in writing to a Deemed Liquidation, then the Company shall promptly notify each of the remaining holders of Shares (the Remaining Shareholders) in writing of such vote, consent and/or agreement, whereupon each Remaining Shareholder shall, in accordance with instructions received from the Company, vote all of its Shares in favor of, consent in writing to, and/or otherwise sell or transfer all of its Shares in such proposed sale or transfer on the same terms and conditions as were agreed to by the Approving Shareholders.

(b)	Notwithstanding the foregoing Article 26(a), upon a proposed Deemed Liquidation under Article 26(a), OTPP’s prior written consent shall be required for the Key Shareholders to sell or transfer their Shares pursuant to Article 26(a) above except where:

(i)	OTPP no longer holds at least fifty percent (50%) of the OTPP Ordinary Shares;

(ii)	The proposed Deemed Liquidation values the Group at not less than $6.75 billion;

(iii)	The proposed Deemed Liquidation values the Group at an amount that provides a Deemed Liquidation IRR (as defined below) of not less than twenty two and a half percent (22.5%); or

(iv)	In the event none of the foregoing clauses (i), (ii) and (iii) applies, the Company agrees to redeem the OTPP Ordinary Shares then held by OTPP at price per Share that is equal to the lesser of (x) that which provides OTPP with Deemed Liquidation IRR of twenty two and a half percent (22.5%) and (y) such price as if the proposed Deemed Liquidation values the Group at $6.75 billion.

As used above, Deemed Liquidation IRR means the internal rate of return (on the basis of a 360-day year consisting of twelve (12) months of thirty (30) days each and, in the case of an incomplete month, the actual number of days elapsed) on the Purchase Price (as such term is defined in the OTPP Share Subscription Agreement) for the period commencing on the Closing (as such term is defined in the OTPP Share Subscription Agreement) and ending on the applicable determination date of the Group’s valuation for the proposed Deemed Liquidation.

(c)	The right contained in Articles 26(a) and 26(b) shall terminate upon the closing of a Qualified Public Offering or a Deemed Liquidation as duly approved by the Company and its shareholders in accordance with these Articles.

COMMISSION ON SALE OF SHARES

27.	The Company may in so far as the Act from time to time permits pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgment of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

28.	No person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Act) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

29.	The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

30.	The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen (14) days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

31.	To give effect to any such sale the Directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

32.	The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

CALL ON SHARES

33.	(a)	The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one (1) month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen (14) days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by instalments.

(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

34.	If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten percent (10%) per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

35.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

36.	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.

37.	(a)	The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) seven percent (7%) per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.

(b)	No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

38.	(a)	If a Member fails to pay any call or instalment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, instalment or payment remains unpaid, give notice requiring payment of so much of the call, instalment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen (14) days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

(b)	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c)	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

39.	A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

40.	A certificate in writing under the hand of one (1) Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered in the register of Members of the Company as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

41.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

42.	The Company shall be entitled to charge a fee not exceeding one dollar ($1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES

43.	In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

44.	(a)	Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.

(b)	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

45.	A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company PROVIDED HOWEVER that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION, ALTERATION OF SHARE

CAPITAL & CHANGE OF LOCATION OF REGISTERED OFFICE

46.	(a)	Subject to and in so far as permitted by the provisions of the Act and in accordance with these Articles (in particular, but not limited to, Article 57(e)), the Company may from time to time by Special Resolution alter or amend its Memorandum of Association with respect to any objects, powers or other matters specified therein.

(b)	Subject to the provisions of these Articles, the Company may by ordinary resolution:

(i)	increase its share capital by such sum as the ordinary resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(ii)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(iii)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(iv)	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(v)	cancel any Shares that at the date of the passing of the ordinary resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

(c)	All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(d)	Subject to the provisions of the Act, the Company may by resolution of the Directors change the location of its registered office.

CLOSING REGISTER OF MEMBERS OF THE COMPANY OR FIXING RECORD DATE

47.	For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors may provide that the register of Members of the Company shall be closed for transfers for a stated period but not to exceed in any case forty days. If the register of Members of the Company shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members of the Company.

48.	In lieu of or apart from closing the register of Members of the Company, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

49.	If the register of Members of the Company is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

GENERAL MEETING

50.	(a)	Subject to paragraph (c) hereof, the Company shall within one (1) year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint.

(b)	At these meetings the report of the Directors (if any) shall be presented.

(c)	If the Company is exempted as defined in the Act it may but shall not be obliged to hold an annual general meeting.

51.	The Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than one-tenth (1/10) of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company. If the Directors are unable to do so, the Member(s) holding at least one-third (1/3) of the total shares entitled to vote shall convene the meeting, and the chairman of the board of Directors shall be responsible for presiding over the meeting, provided that if the chairman of the board of Directors is unable to do so, another Director (proposed by the majority of Directors) shall preside over the meeting.

NOTICE OF GENERAL MEETINGS

52.	At least ten (10) days’ written notice shall be given of an annual general meeting or any other general meeting. Any notice of annual general meeting or any other general meeting shall also be given to any Irrevocable Proxy Holder. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given, shall specify the place, the day and the hour of the meeting and include an agenda identifying in reasonable detail the matters to be discussed at the meeting (including any agenda item subject to approval by a Special Resolution or constitute a Series A Preference Reserved Matter or an Ordinary Shares Reserved Matter) together with copies of any relevant papers to be discussed at the meeting. If any matter is not identified in reasonable detail, the meeting shall not decide on it, unless all Members present agree otherwise. Any such notice and all accompanying papers shall be in the English language.

53.	At least ten (10) days before a general meeting, any Member may submit a written request to the chairman of the board of Directors to include any matters which may properly be considered by the general meeting relating to the business on the agenda for a general meeting, and the chairman of the board of Directors shall notify the other Members of such request within two (2) days of receipt of such request and include such items on the agenda.

54.	A general meeting of the Company shall, whether or not the notice specified in Article 52 has been given and whether or not the provisions of Article 51 have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of a general meeting called as an annual general meeting by all the Members entitled to attend and vote thereat or their proxies; and

(b)	in the case of any other general meeting by a majority in number of the Members having a right to attend and vote at the meeting, being a majority together holding not less than ninety percent (90%) in nominal value or in the case of shares without nominal or par value ninety percent (90%) of the shares in issue, or their proxies.

55.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

56.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. The quorum for transacting any business at any general meeting shall be:

(a)	in respect of any matter to be decided by Special Resolution, the holders of at least seventy-five percent (75%) of the shares of the Company issued and outstanding (on an as-converted basis), including (i) the holders of at least two-thirds (2/3) of the Preference Shares issued and outstanding and (ii) (x) Mr. Li Xiaodong and/or his Affiliates so long as Mr. Li Xiaodong and/or his Affiliates continues to hold, directly or indirectly, at least fifteen percent (15%) of the voting power of the outstanding share capital of the Company, or (y) in all other cases holders of at least a majority of the Voting Ordinary Shares then outstanding; and

(b)	in respect of all other matters not covered under Article 56(a), the holders of a majority of the shares of the Company issued and outstanding (on an as-converted basis), provided always that if the Company has one (1) Member of record the quorum shall be that one Member present in person or by proxy. If a quorum is not present, the general meeting shall be automatically adjourned for five (5) Business Days to the same time and place, and a quorum shall be formed when the holders of at least fifty percent (50%) of the shares of the Company issued and outstanding (on an as-converted basis) (including the holders of at least two-thirds (2/3) of the Preference Shares issued and Mr. Li Xiaodong and/or his Affiliates so long as Mr. Li Xiaodong and/or his Affiliates continue to hold at least ten percent (10%) of the outstanding Ordinary Shares of the Company (calculated on an as-converted and fully-diluted basis)) are present at such adjourned meeting as aforesaid. A Shareholder shall be regarded as present for the purpose of a quorum if the Shareholder is present in person or by proxy or by means of a conference telephone or any other equipment which allows all participants in the meeting to hear and be heard by each other when the relevant business is transacted.

57.	The Members shall decide matters at general meetings by a simple majority vote unless otherwise required by applicable law, provided always that as long as fifty percent (50%) of the Series A Preference Shares purchased pursuant to the Tencent 2010 Share Purchase Agreement are outstanding, no action or decision (whether by amendment of these Articles or otherwise, and whether in a single transaction or a series of related transactions) that approves or effects any of the following matters (each a Series A Preference Reserved Matter) shall be taken (whether by the Directors, the Company, any Group Company or any of the officers or managers of any Group Company or any other person in relation to the Group) without the approval of the holders of at least two-thirds of the Series A Preference Shares then outstanding:

(a)	amendment or change of the rights, preferences or privileges of, or the restrictions provided for the benefit of, the Series A Preference Shares (whether absolutely or relative to the Ordinary Shares, the Series B Preference Shares or the Seed Preferred Shares);

(b)	alteration of the authorized number of Series A Preference Shares or any other class of shares of the Company;

(c)	authorization or creation (by reclassification or otherwise) of any new class or series of shares having rights, preferences or privileges senior to or on parity with the Series A Preference Shares;

(d)	sale or issuance of any Ordinary Shares, Series A Preference Shares or other equity or debt security or instrument or warrant, option or other right to purchase or convert or exchange into any Ordinary Shares, Series A Preference Shares or other equity or debt security or instrument (with the exception of (i) any Shares issued upon conversion of the Preference Shares or Seed Preference Shares or (ii) Ordinary Shares or options for the purchase thereof pursuant to the Employee Option Plan);

(e)	amendment or waiver of any provision of these Articles to the extent it adversely alters the rights, preferences or privileges of the Series A Preference Shares;

(f)	authorization or obligation of the Company to declare or pay any dividend or distribution (including share dividends or bonus share issues) on the Series A Preference Shares;

(g)	sale, disposal, spin off, transfer or lease of the whole or a substantial part of the business, goodwill or assets of any Group Company;

(h)	passing of any resolution approving the liquidation, dissolution or winding up or the initiation of bankruptcy proceedings against any Group Company or application for the appointment of a receiver, judicial manager, administrator or like officer for any Group Company, or approving a Deemed Liquidation;

(i)	increasing the number of shares subject to the Employee Option Plan or any other employee incentive plan of any Group Company;

(j)	licensing or otherwise transferring any of the Group’s material patents, copyrights, trademarks or other intellectual property other than in the ordinary course of its business;

(k)	redeeming, repurchasing or otherwise acquiring, directly or indirectly, through Subsidiaries or otherwise, its securities, other than repurchases from employees, consultants or officers upon termination of their respective engagement (unless such redemption or repurchase is approved by the Board, including the Tencent Director) and/or pursuant to the Employee Option Plan;

(l)	removal or replacement of the Tencent Director;

(m)	entry into any strategic alliance or partnership with any third party entity or Person or the acquisition of any material assets of or equity interest in any third party entity or Person in any Financial Year for an aggregate consideration in excess of ten percent (10%) of the Group’s income as reflected in the annual budget for such year approved by the Board;

(n)	effecting of a recapitalization, reclassification, split-off or spin-off of any Group Company; or

(o)	undertaking of any merger, acquisition, consolidation or reorganization in respect of any Group Company in any Financial Year for an aggregate consideration in excess of ten percent (10%) of the Group’s income as reflected in the annual budget for such year approved by the Board.

Where any ordinary resolution or Special Resolution is required by the Act to approve any of the Series A Preference Reserved Matters set out in this Article 57 and such matter has not received the approval of the relevant Member(s) as required by this Article 57 (the Relevant Series A Preference Shareholders), then the Relevant Series A Preference Shareholders who vote against such resolution shall have the number of votes equal to the number of votes of all the Members who vote in favor of such resolution plus one, to the intent and effect that such resolution shall not be passed.

The rights contained in this Article 57 shall terminate upon the closing of a Qualified Public Offering or a Deemed Liquidation as duly approved by the Company and its shareholders in accordance with these Articles.

58.	Notwithstanding anything contained herein to the contrary, no action or decision (whether by amendment of these Articles or otherwise, and whether in a single transaction or a series of related transactions) that approves or effects any of the following matters (each an Ordinary Shares Reserved Matter) shall be taken (whether by the Directors, the Company, any Group Company or any of the officers or managers of any Group Company or any other person in relation to the Group) without the approval of (x) Mr. Li Xiaodong so long as Mr. Li Xiaodong and/or his Affiliates continues to hold, directly or indirectly, at least fifteen percent (15%) of the voting power of the outstanding share capital of the Company, or (y) in all other cases, the holders of at least a majority of the Voting Ordinary Shares then outstanding:

(a)	amendment or change of the rights, preferences or privileges of, or the restrictions provided for the benefit of the Ordinary Shares; or

(b)	passing of any resolution approving the liquidation, dissolution or winding up or the initiation of bankruptcy proceedings against any Group Company or application for the appointment of a receiver, judicial manager, administrator or like officer for any Group Company, or approving a Deemed Liquidation, in each case within seven (7) years following the Closing Date.

Where any ordinary resolution or Special Resolution is required by the Act to approve any of the Ordinary Shares Reserved Matters set out in this Article 58 and such matter has not received the approval of the relevant Member(s) as required by this Article 58 (the Relevant Ordinary Shareholders), the Relevant Ordinary Shareholders who vote against such resolution shall have the number of votes equal to the number of votes of all the Members who vote in favor of such resolution plus one, to the intent and effect that such resolution shall not be passed.

The rights contained in this Article 58 shall terminate upon the closing of a Qualified Public Offering or a Deemed Liquidation as duly approved by the Company and its shareholders in accordance with these Articles.

59.	A resolution in writing (including a Special Resolution) sent to all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representative) signed (in one or more counterparts) by the holders of all of the shares of the Company issued and outstanding that are entitled to vote shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held. Where a Member has granted an Irrevocable Proxy, only the Irrevocable Proxy Holder (and neither such Member nor any other proxy of such Member) shall be entitled to sign a resolution in writing.

60.	The chairman, if any, of the board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

61.	If at any general meeting no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be chairman of the meeting.

62.	The chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

63.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the chairman or any other Member present in person or by proxy.

64.	Unless a poll be so demanded a declaration by the chairman that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the Company’s Minute Book containing the Minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

65.	The demand for a poll may be withdrawn.

66.	Except as provided in Article 68, if a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

67.	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the general meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

68.	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the general meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.

VOTES OF MEMBERS

69.	In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members of the Company.

70.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

71.	No Member shall be entitled to vote at any general meeting unless he is registered as a shareholder of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

72.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairman of the general meeting whose decision shall be final and conclusive.

73.	On a poll or on a show of hands votes may be given either personally or by proxy.

73A.	Where a Member has granted an Irrevocable Proxy, only the Irrevocable Proxy Holder (and neither such Member nor any other proxy of such Member) shall be entitled to cast the vote of such Member at any general meeting and any vote of such Member cast otherwise than by such Irrevocable Proxy Holder shall, for the avoidance of doubt, not be counted towards the result of any poll or show of hands.

PROXIES

74.	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised in that behalf. A proxy need not be a Member of the Company.

75.	The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting provided that the chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

76.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

77.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

78.	Any corporation which is a Member of record of the Company may in accordance with its Articles or in the absence of such provision by resolution of its Directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

79.	Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

DIRECTORS

80.	(a) The number of Directors (other than alternate Directors) shall be three (3). Of the three (3) Directors:

(i)	Holders of at least a majority of the Series A Preference Shares shall be entitled to appoint one (1) Director and to the extent Tencent Limited holds at least fifty percent (50%) of the Series A Preference Shares purchased pursuant to the Tencent 2010 Share Purchase Agreement, Tencent Limited shall be entitled to nominate and appoint such one (1) Director (the Tencent Director); and

(ii)	Holders of at least a majority of the Voting Ordinary Shares shall be entitled to appoint two (2) Directors and Mr. Li Xiaodong shall be entitled to appoint such two (2) Directors (each an Ordinary Director) so long as Mr. Li Xiaodong and/or his Affiliates continue to hold at least ten percent (10%) of the Ordinary Shares of the Company (calculated on an as-converted and fully-diluted basis).

(b)	Any vacancy on the Board occurring because of the death, resignation or removal of the Tencent Director shall be filled by an individual designated for election by Tencent Limited. In addition, Tencent Limited may, in its sole discretion, designate for removal from the Board any incumbent Tencent Director who occupies a Board seat or appoint or remove an alternate Director of the Tencent Director. Any vacancy on the Board occurring because of the death, resignation or removal of any Ordinary Director shall be filled by an individual designated for election by Mr. Li Xiaodong (so long as Mr. Li Xiaodong and/or his Affiliates continue to hold at least ten percent (10%) of the Ordinary Shares of the Company (calculated on an as-converted and fully-diluted basis) at the time of such designation) or otherwise holders of at least a majority of the Voting Ordinary Shares. In addition, Mr. Li Xiaodong (so long as Mr. Li Xiaodong and/or his Affiliates continue to hold at least ten percent (10%) of the Ordinary Shares of the Company (calculated on an as-converted and fully-diluted basis) at the time of the following designation for removal of any incumbent Ordinary Director) or otherwise holders of at least a majority of the Voting Ordinary Shares may, in his or their sole discretion, designate for removal from the Board any incumbent Ordinary Director who occupies a Board seat or appoint or remove an alternate Director of the Ordinary Director. Each Member shall vote at any regular or special meeting of shareholders such number of Shares as may be necessary, or in lieu of any such meeting, shall sign such resolutions in writing, to elect or remove any individual designated for election or removal by Tencent Limited, Mr. Li Xiaodong or the holder(s) of a majority of the Voting Ordinary Shares (as the case may be) pursuant to this Article 80.

(c)	The rights contained in this Article 80 shall terminate upon the closing of a Qualified Public Offering or a Deemed Liquidation as duly approved by the Company and its shareholders in accordance with these Articles.

81.	Subject to Article 82, a Member intending to appoint or remove a Director appointed by it shall submit a notice in writing signed by it (or on its behalf) to the Company stating that intention. Upon receipt of such notice, the Company shall forthwith notify the other Members and all the Members shall procure that a general meeting be held as soon as practicable, and shall exercise their votes or other powers, in order to effect such appointment or removal promptly.

82.	Nothing in Article 81 shall prevent any Member from removing a Director appointed by it forthwith for material misconduct.

83.	For the avoidance of doubt, the appointment and removal of any Director shall vest solely with the Member that is entitled to nominate and appoint that Director in accordance with Article 80.

84.	(a)	The Directors shall not be entitled to any remuneration offered by the Company. However, the Directors shall be entitled to be reimbursed their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company.

(b)	Without limiting the generality of Article 84(a), the Company shall reimburse the Tencent Director and Tencent Observer for all reasonable out-of-pocket expenses incurred in connection with Board duties and meetings.

85.	The Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

86.	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

87.	A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

88.	No shareholding qualification shall be required for Directors.

89.	A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

90.	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid provided however that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

91.	A general notice or disclosure to the Directors or otherwise contained in the minutes of a Meeting or a written resolution of the Directors or any committee thereof that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 89 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS

92.	A Director may not appoint any other Director or any other person (whether or not a Director) to act in his stead. Any appointment of alternate Director(s) shall be pursuant to Article 80.

POWERS AND DUTIES OF DIRECTORS

93.	The business of the Company shall be managed by the Directors (or a sole Director if only one is appointed) who may exercise all such powers of the Company as are not, from time to time by the Act, or by these Articles, or such regulations, being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting provided however that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

94.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

95.	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

96.	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

97.	Subject to the provisions of these Articles (in particular, but not limited to Article 99), the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

98.	(a)	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(c)	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)	Any such delegates as aforesaid may be authorised by the Directors to subdelegate all or any of the powers, authorities, and discretions for the time being vested in them.

PROCEEDINGS OF DIRECTORS

99.	Except as otherwise provided by these Articles, the Directors shall meet together for the despatch of business, convening, adjourning and otherwise regulating their meetings at least once every three (3) months. Matters considered at any meeting of the Board shall be decided by a majority of votes of the Directors present at a meeting at which there is a quorum, provided always that no action or decision relating to any of the following matters is taken (whether by the Directors, the Company, any Group Company or any of the officers or managers of any Group Company or any other person in relation to the Group, and whether in a single transaction or a series of related transactions) without the affirmative majority approval of the Directors (which for the matters set out in paragraphs (a), (b), (c), (d), (e), (f), (j), (k) (l) and (m) shall include the Tencent Director, insofar as at least fifty percent (50%) of the Series A Preference Shares purchased pursuant to the Tencent 2010 Share Purchase Agreement remain outstanding and held by Tencent Limited):

(a)	sale, mortgage, pledge, lease, transfer, license or otherwise disposal of any of the assets (including intellectual property) of the Group which is (i) outside the ordinary course of business or (ii) in excess of $10,000,000 in aggregate over any twelve (12) month period;

(b)	approval or amendment of any quarterly or annual budget, business plan or operating plan (including any capital expenditure budget, operating budget or financing plan) of the Group;

(c)	engagement in any business materially different from that described in the current business plan, change the name of the any Group Company or cease any business undertaking of any Group Company;

(d)	incurring of any indebtedness or assume any financial obligation or issue, assume, guarantee or create any liability for borrowed money in excess of $10,000,000 in aggregate at any time outstanding unless such liability is incurred pursuant to the then current business plan;

(e)	making of any expenditure or other purchase of tangible or intangible assets in excess of $10,000,000 in aggregate over any twelve (12) month period unless such expenditure is made pursuant to the then current business plan;

(f)	entry into any material agreement or contract with any party or group of related parties which is outside the ordinary course of business and under which the Group’s aggregate commitments, pledges or obligations to such party or group of related parties are unlimited or potentially exceed $10,000,000 in the aggregate over any twelve (12) month period;

(g)	changing materially the accounting methods or policies or appoint or change the Auditors of the Group;

(h)	selection of the listing exchange or the underwriters for a Qualified Public Offering;

(i)	approval of the valuation and terms and conditions for the Qualified Public Offering;

(j)	disposal or dilution of the Company’s interest, directly or indirectly, in any of its Subsidiaries or Affiliates;

(k)	entry into any related party transaction or series of related party transactions involving any Group Company with an aggregate transaction amount exceeding $10,000,000 in any twelve (12) month period;

(l)	adoption or amendment of any Employee Option Plan (and any grant thereunder); or

(m)	appointment, removal and determination of the remuneration of the President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Technical Officer or General Manager of any Group Company.

The rights contained in this Article 99 shall terminate upon the closing of a Qualified Public Offering or a Deemed Liquidation as duly approved by the Company and its shareholders in accordance with these Articles.

In case of an equality of votes, the chairman shall not have a second or casting vote.

100.	A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time summon a meeting of the Directors by at least fourteen (14) days’ notice in writing to every Director and alternate Director (as well as any observers appointed pursuant to Article 102 entitled to receive notices), unless at least two (2) Directors (including the Tencent Director) approve a shorter notice period, which shall be five (5) days or such other period as the said Directors may determine to be in the interest of the Company. Any notice shall include an agenda identifying in reasonable detail the matters to be discussed at the meeting together with copies of any relevant papers to be discussed at the meeting. If any matter is not identified in reasonable detail, the Directors shall not decide on it, unless all Directors present agree otherwise. Any such notice and all accompanying papers shall be in the English language provided that if notice is given in person, by cable, telex or telecopy the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organisation as the case may be. The provisions of Article 55 shall apply mutatis mutandis with respect to notices of meetings of Directors.

101.	The quorum for transacting business at any Board meeting shall be two (2) Directors (including the Tencent Director) when the relevant business is transacted. A Director shall be regarded as present for the purpose of a quorum if the Director:

(a)	is present in person (including, without limitation, by means of a conference telephone or any other equipment which allows all participants in the meeting to hear and be heard by each other simultaneously when the relevant business is transacted); or

(b)	is represented or an alternate Director appointed in accordance with these Articles.

If a quorum is not present, the Board meeting shall be automatically adjourned for two (2) calendar days and shall be held at the same time and place (and notice to that effect shall be given to all Directors through telephone calls or facsimile), and a quorum shall be formed when any two (2) of the Directors (including the Tencent Director) are present in the manner set out in this Article 101. If at the adjourned meeting, the number of Directors required to be present under this Article 101 for such meeting to proceed is not present within one half hour from the time appointed for the meeting solely because of the absence of the Tencent Director, then the presence of the Tencent Director shall not be required at such adjourned meeting solely for the purpose of determining if a quorum has been established.

102.	(a)	The Board may appoint one or more non-voting observers to attend and receive notices of Board meetings.

(b)	In the event that no Tencent Director is then serving on the Board, so long as Tencent continues to hold at least three percent (3%) of the Ordinary Shares of the Company (calculated on an as-converted and fully-diluted basis), Tencent Limited shall have the right to appoint one (1) observer (Tencent Observer) to the Board (and each committee thereof) to attend Board or committee meetings of the Company in a non-voting observer capacity. The Company shall provide the Tencent Observer copies of all notices and materials at the same time and in the same manner as the same are provided to the Directors.

103.	The Directors may elect a chairman of their Board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five (5) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

104.	The Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

105.	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes the chairman shall not have a second or casting vote.

106.	All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

107.	A resolution in writing sent to all Directors and signed in one or more counterparts by all of the Directors for the time being or all the members of a committee of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

108.	(a)	A Director may be represented at any meetings of the Board by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b)	The provisions of Articles 74 through 77 shall mutatis mutandis apply to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

109.	The office of a Director shall be vacated:

(a)	if he gives notice in writing to the Company that he resigns the office of Director;

(b)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c)	if he is found a lunatic or becomes of unsound mind; or

(d)	if he is removed in accordance with the provisions of the Act or these Articles.

PRESUMPTION OF ASSENT

110.	A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

SEAL

111.	(a)	The Common Seal of the Company shall only be used by the authority of a resolution of the Directors. The Directors may determine who shall sign any instrument executed under the seal. If they do not, it shall be signed by at least one (1) Director and the secretary or by at least two (2) Directors. Any document may be executed under the seal by impressing the seal by mechanical means or by printing the seal or a facsimile of it on the document or by applying the seal or a facsimile of it by any other means to the document. A document signed, with the authority of a resolution of the Directors, by a Director and the secretary or by two (2) Directors and expressed (in whatever form of words) to be executed by the Company has the same effect as if executed under the seal. The Directors may by resolution determine, either generally or in any particular case, that in respect of certificates for shares or debentures or other securities of the Company, the signature of any Director or of the secretary or other person authorised by the Directors as aforesaid forming part of the sealing process may be applied or effected by non- autographic means and in favour of any registered holder or other person acquiring such shares or debentures of other securities in good faith a certificate executed in any of the modes of execution authorised herein shall be as valid and effective as if such certificate was issued under the seal or the official securities seal kept pursuant to the Act, as the case may be, of the Company pursuant to these Articles.

(b)	The Company may have a duplicate seal or seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

OFFICERS

112.	The Company may have a President, a Secretary or Secretary-Treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

113.	Subject to the Act and these Articles ((in particular, but not limited to, Articles 12 and 57), the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefor.

114.	The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

115.	No dividend or distribution shall be payable except out of the profits of the Company, realised or unrealised, or out of the share premium account or as otherwise permitted by the Act.

116.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

117.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

118.	The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

119.	Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members of the Company or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

120.	No dividend or distribution shall bear interest against the Company.

CAPITALISATION

121.	Subject to the provisions of these Articles, the Company may upon the recommendation of the Directors authorise the Directors to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

122.	The Directors shall cause proper books of account to be kept with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company; and

(c)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

123.	So long as (i) with respect to Tencent, it continues to hold at least three percent (3%) of the Ordinary Shares of the Company (calculated on an as-converted and fully-diluted basis), (ii) with respect to General Atlantic, it continues to hold at least twenty percent (20%) of the total number of Shares acquired pursuant to the General Atlantic Share Purchase Agreement, (iii) with respect to Super Class and Kuok, the Super Class Group continues to hold at least twenty percent (20%) of the total number of Shares acquired pursuant to the Super Class Share Purchase Agreement and the Kuok Share Purchase Agreement, (iv) with respect to OTPP, it continues to hold at least twenty percent (20%) of the total number of Shares acquired pursuant to the OTPP Share Subscription Agreement and the OTPP Share Purchase Agreements, (v) with respect to Keytone, it continues to hold at least twenty percent (20%) of the total number of Shares acquired pursuant to the Keytone Share Purchase Agreement, (vi) with respect to Ponorogo, it continues to hold at least twenty percent (20%) of the total number of Shares acquired pursuant to the Ponorogo Share Subscription Agreement, and (vii) with respect to Seatown, it continues to hold at least twenty percent (20%) of the total number of Shares acquired pursuant to the Seatown Share Subscription Agreement, the Company shall permit, and procure that each Group Company shall permit, Tencent Limited, General Atlantic, Super Class, Kuok, OTPP, Keytone, Ponorogo or Seatown (as the case may be), at its own expense, to visit and inspect any of the Group Company’s properties, to examine its books of account and records all at such reasonable times as may be reasonably requested by Tencent Limited, General Atlantic, Super Class, Kuok, OTPP, Keytone, Ponorogo or Seatown and to discuss the Group Company’s business, affairs, conditions, operations finances and accounts with its directors, officers, employees, accountants, legal counsels and investment bankers (the Information Sharing Rights); provided, however, that such Group Company will not be obligated pursuant to this Article to provide access to any information that it reasonably considers to be a trade secret or similar confidential information, and provided further that the Group Company may require Tencent Limited, General Atlantic, Super Class, Kuok, OTPP, Keytone, Ponorogo or Seatown (as the case may be) to execute a confidentiality and nondisclosure agreement prior to any such visit and inspection, which agreement shall not unduly restrict the Information Sharing Rights.

The rights contained in this Article 123 shall terminate upon the closing of a Qualified Public Offering or a Deemed Liquidation as duly approved by the Company and its shareholders in accordance with these Articles.

124.	So long as (i) with respect to Tencent, it continues to hold at least three percent (3%) of the Ordinary Shares of the Company (calculated on an as-converted and fully-diluted basis), (ii) with respect to General Atlantic, it continues to hold at least twenty percent (20%) of the total number of Shares acquired pursuant to the General Atlantic Share Purchase Agreement, (iii) with respect to Super Class and Kuok, the Super Class Group continues to hold at least twenty percent (20%) of the total number of Shares acquired pursuant to the Super Class Share Purchase Agreement and the Kuok Share Purchase Agreement, (iv) with respect to OTPP, it continues to hold at least twenty percent (20%) of the total number of Shares acquired pursuant to the OTPP Share Subscription Agreement and the OTPP Share Purchase Agreements, (v) with respect to Keytone, it continues to hold at least twenty percent (20%) of the total number of Shares acquired pursuant to the Keytone Share Purchase Agreement, (vi) with respect to Ponorogo, it continues to hold at least twenty percent (20%) of the total number of Shares acquired pursuant to the Ponorogo Share Subscription Agreement, and (vii) with respect to Seatown, it continues to hold at least twenty percent (20%) of the total number of Shares acquired pursuant to the Seatown Share Subscription Agreement, the Company shall deliver to Tencent Limited, General Atlantic, Super Class or Kuok, OTPP, Keytone, Ponorogo and Seatown (as the case may be):

(a)	as soon as practicable, but in any event within three (3) months after the end of each Financial Year, an audited (consolidated) balance sheet of the Company and its Subsidiaries as of the end of such Financial Year and the related audited (consolidated) statements of income, shareholders’ equity and cash flows for the Financial Year then ended, and a management report, prepared in English in accordance with the IFRS, and certified by one of the ‘Big Four’ firms of independent public accountants selected by the Board;

(b)	as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarterly accounting periods in each Financial Year a (consolidated) balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter, and the related (consolidated) statements of income, shareholders’ equity and cash flows for such fiscal quarter and for the Financial Year to date, in each case with comparative statements for the prior Financial Year period, unaudited but prepared in accordance with IFRS consistently applied (other than normal year-end audit adjustments) and a management report;

(c)	as soon as practicable, but in any event within thirty (30) days after the end of each month, a (consolidated) balance sheet of the Company and its Subsidiaries as of the end of such month, and the related (consolidated) statements of income, shareholders’ equity and cash flows for such month, unaudited but prepared in accordance with IFRS consistently applied;

(d)	as soon as practicable, but in any event prior to the end of the preceding Financial Year, an annual projected budget of the Company and its Subsidiaries, prepared in accordance with IFRS consistently applied; and

(e)	promptly from time to time, such other information relating to the financial condition, business, prospects or corporate affairs of the Company and its Subsidiaries as Tencent Limited, General Atlantic, Super Class, Kuok, OTPP, Keytone, Ponorogo or Seatown (as the case may be) may from time to time reasonably request, or promptly after transmission or occurrence, other reports, press releases and non-routine communications with shareholders or the financial community, the Company’s accountants and business consultants, governmental agencies and authorities, any reports filed by the Company or its officers, directors and representatives with any securities exchange, regulatory authority, governmental agency and notice of any event which would have a significant effect on the Company or any of its Subsidiary’s results of operations, business, prospects or financial condition or on the investment of Tencent Limited, General Atlantic, Super Class, Kuok, OTPP, Keytone, Ponorogo or Seatown (as the case may be).

The rights contained in this Article 124 shall terminate upon the closing of a Qualified Public Offering or a Deemed Liquidation as duly approved by the Company and its shareholders in accordance with these Articles.

AUDIT

125.	The Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

126.	The Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

127.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

128.	Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

129.	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post or electronic communication (including cable, telex or telecopy) to him or to his address as shown in the register of Members of the Company, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.

130.	Any notice given by hand delivery, fax or post shall be deemed to have been duly given:

(a)	if hand delivered, when delivered;

(b)	notice by means of registered mail and electronic communication (including cable, telex or telecopy) shall be deemed sent on the latter of (i) the date of transmission of a facsimile or other electronic communication and (ii) three (3) Business Days after the date of postage on registered mail.

131.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members of the Company in respect of the share.

132.	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

133.	Notice of every general meeting shall be given in any manner hereinbefore authorised to:

(a)	every person shown as a Member in the register of Members of the Company as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members of the Company; and

(b)	every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings.

WINDING UP

134.	Subject to these Articles, if the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Act, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

135.	Subject to these Articles, if the Company shall be wound up, and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the Members in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. This Article is to be without prejudice to the rights of the holders of shares issued upon special terms and conditions (including the Preference Shares and Seed Preferred Shares).

INDEMNITY

136.	The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own wilful neglect or default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the wilful neglect or default of such Director, Officer or trustee.

TRANSFER BY WAY OF CONTINUATION

137.	If the Company is exempted as defined in the Act, it shall, subject to the provisions of the Act and with the approval of a Special Resolution (including the written consent of the holders of a majority of the Preference Shares), have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.